Exhibit 10.22

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE LICENSE AND

RESEARCH COLLABORATION AGREEMENT

by and between

Artiva Biotherapeutics, Inc.

and

Merck Sharp & Dohme Corp.

EXCLUSIVE LICENSE AND RESEARCH COLLABORATION AGREEMENT

This Exclusive License and Research Collaboration Agreement (this “Agreement”) is effective as of January 27, 2021 (the “Effective Date”) and is entered into by and between Artiva Biotherapeutics, Inc., a corporation organized and existing under the laws of Delaware (“Company”) and Merck Sharp & Dohme Corp., a corporation organized and existing under the laws of New Jersey (“Merck”).

RECITALS:

WHEREAS, Company owns or has rights to certain intellectual property relating to its proprietary chimeric antigen receptor natural killer (“NK”) cell technology and NK cell therapy manufacturing platform;

WHEREAS, Merck has expertise in the research, development and commercialization of pharmaceutical products and is interested in working with Company to discover, develop and manufacture CAR-NK Cells (as hereinafter defined) that target certain solid tumor targets;

WHEREAS, Merck and Company desire to collaborate in the Research Programs (as hereinafter defined) upon the terms and conditions set forth herein;

WHEREAS, Merck desires to obtain licenses under the Company’s rights to certain intellectual property (including those resulting from the Research Programs) in order to develop and commercialize Licensed Products (as hereinafter defined) upon the terms and conditions set forth herein, and Company desires to grant such licenses;

WHEREAS, Company and GCLC (as hereinafter defined) have entered into certain agreements (including the Partnered Program Agreement) under which Company has obtained exclusive, worldwide rights to GCLC’s CAR-NK technology with respect to Licensed Products in the Field and engaged GCLC to perform services in support of the Research Program;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Company and Merck hereby agree as follows:

ARTICLE 1    DEFINITIONS.

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.1	“AAALAC” shall mean the Association for Assessment and Accreditation of Laboratory Animal Care International.

1.2

“Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as amended from time to time.

1.3

“Affiliate” shall mean, with respect to a Person, (i) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by such Person; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of such Person; or (iii) any corporation or business entity of which, now or hereafter, fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (i) or (ii), in each case, for so long as such corporation or business entity meets the requirements in (i), (ii), or (iii) above.

1.4	“Agreement” shall have the meaning given to such term in the preamble to this document.

1.5

“Antibody Binder(s)” shall mean the [***] of any and all [***] from an antibody directed to a Collaboration Target, that, in each case (i) are Controlled by a Party [***] or (ii) are generated by or on behalf of a [***]. For clarity, the [***] as used in the foregoing sentence shall include [***].

1.6

“Antibody Binder IP” shall mean all (i) Collaboration Information and Inventions that are [***], but are not [***], and (ii) Patent Rights reciting, claiming, or covering such Collaboration Information and Inventions described in clause (i) [***].

1.7	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.8	“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.9	“CAR-NK Cell” shall mean a NK cell expressing a Chimeric Antigen Receptor.

1.10

“Chimeric Antigen Receptor” or “CAR” shall mean an [***] antigen receptor composed of [***]: (i) an antigen recognition domain (ii) an extracellular hinge region, (iii) a transmembrane domain, and (iv) an intracellular signaling domain, [***].

1.11	“Clinical Trial” shall mean a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, or Post-approval Clinical Trial.

1.12	“CMC” shall mean chemistry, manufacture and controls.

1.13	“CMO” shall mean a contract manufacturing organization.

1.14

“Collaboration Candidate” shall mean, with respect to a Collaboration Target, any CAR-NK Cell that (i) is generated by or on behalf of Company and/or Merck [***], (ii) targets the Collaboration Target, and (iii) is designated by the JRCC as [***] in accordance with the criteria described in each Research Plan for such designations.

1.15

“Collaboration Candidate IP” shall mean all: (i) Collaboration Information and Inventions that are [***], and (ii) Patent Rights reciting, claiming, or covering such Collaboration Information and Inventions described in clause (i); [***].

1.16	“Collaboration Information and Inventions” shall mean, with respect to a given Collaboration Target and its Research Program, all (i) Research Information and (ii) Inventions.

1.17

“Collaboration Target” shall mean a solid tumor associated antigen, which is the subject of a Research Program pursuant to Section 2.1. For the first Research Program, the Collaboration Target shall be [***]. The Collaboration Targets for the additional Programs shall be identified pursuant to Sections 2.1.2 and 2.1.3.

1.18

“Combination Product” shall mean a Licensed Product that includes one or more active ingredients other than a Collaboration Candidate in combination with the Collaboration Candidate and sold at a single price. In no event shall Company grant rights to Merck hereunder with respect to any active ingredient of a Combination Product other than a Collaboration Candidate.

1.19

“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, [***]. It is understood and agreed that with respect to the research, development, manufacture, commercialization, and sale of Licensed Product by a Party, such efforts shall be [***].

[***].

1.20	“Company” shall have the meaning given to such term in the preamble to this Agreement.

1.21

“Company Background IP” shall mean (a) all Know-How and Patent Rights Controlled by Company [***] that are necessary or reasonably useful to [***] develop, make, have made, use, import, offer to sell and sell Licensed Products [***], including the Patent Rights in Schedule 8.2.11, and (b) all Know-How and Patent Rights Controlled by Company [***].

1.22

“Conflict” shall mean with respect to any solid tumor associated antigen that is proposed as a Collaboration Target by Merck for the second Research Program or third Research Program under Section 2.1.2 or Section 2.1.3, as applicable, that as of the date of such proposal by Merck, such solid tumor associated antigen is: [***].

1.23

“Control” or “Controlled” shall mean, with respect to any compound, material, Information or intellectual property right, that the Party has the legal authority or right (whether by ownership, license or otherwise but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) to grant to the other Party access, a license or a sublicense (as applicable) to such compound, material, Information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any other entity existing at the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

1.24	“Engineered Feeder Cells” shall mean the [***] used to manufacture Collaboration Candidates ([***]) and transferred to Merck during Technology Transfer as described in 5.2.2.

1.25	“European Major Market” shall mean any each of the following countries: [***].

1.26	“FDA” shall mean the United States Food and Drug Administration or any successor governmental authority having substantially the same function.

1.27	“Field” shall mean any and all uses.

1.28	“First Commercial Sale” shall mean, with respect to any Licensed Product, the first sale by Merck or any of its Related Parties to a Third Party that is not a Related Party for end use or consumption of such Licensed Product in a country, excluding, however, any sale or other distribution at cost or free of charge for use in a Clinical Trial.

1.29

“Full Time Equivalent” or “FTE” shall mean the equivalent of a full-time scientist’s work time over a twelve-month period (including normal vacations, sick days and holidays). The portion of an FTE year devoted by a scientist to the Research Program shall be determined by dividing the number of full days during any twelve-month period devoted by such employee to the Research Program by the total number of working days during such twelve-month period.

1.30	“GCC” shall mean Green Cross Cell Corporation.

1.31	“GCLC” shall mean Green Cross LabCell Corporation.

1.32

“Good Clinical Practices” shall mean applicable then-current Good Clinical Practices as such term or its equivalent is defined from time to time by the FDA or other relevant Regulatory Authority having jurisdiction over the development, manufacture or sale of Licensed Products in the Territory pursuant to its regulations, guidelines or otherwise, as applicable.

1.33

“GLP” or “Good Laboratory Practice” shall mean the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as set forth in the Act and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with any similar standards of good laboratory practice as are required by any Regulatory Authority in the Territory.

1.34

“GMP” or “Good Manufacturing Practices” shall mean applicable then-current Good Manufacturing Practices as such term or its equivalent is defined from time to time by the FDA or other relevant Regulatory Authority having jurisdiction over the development, manufacture or sale of Licensed Products in the Territory pursuant to its regulations, guidelines or otherwise, as applicable.

1.35	“Handoff CAR-NK Success Criteria” shall have the meaning given to such term in the Research Plan for the applicable Research Program.

1.36

“IND” shall mean an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.37

“IND Enabling Studies” shall mean such studies as are specified in the Research Plan that satisfy applicable regulatory requirements, using applicable GLPs, and meeting the standard necessary for submissions as part of an IND filing with the applicable Regulatory Authority (which standard shall include the requirements as may be set forth by such Regulatory Authority in applicable pre-IND meeting(s)).

1.38

“Indication” shall mean a separate and distinct disease or medical condition in humans [***], which a Licensed Product is intended to treat, prevent or diagnose or for which a separate NDA or a supplement to an existing NDA is required for the purpose of obtaining Marketing Authorization in a country.

[***].

1.39

“Information” shall mean any and all information and data and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.40	“Initiates”, “Initiated” or “Initiation” shall mean, with respect to a Clinical Trial, the administration of the first dose to the first patient in such Clinical Trial.

1.41

“Invention” shall mean, on a Research Program-by-Research Program basis, any process, method, composition of matter, article of manufacture, discovery, finding, or other invention, patentable or otherwise, that is conceived or reduced to practice in the course of, or as a result of, the Research Program [***].

1.42	“Joint Collaboration Information and Inventions” shall have the meaning given to such term in Section 2.12.1.

1.43	“Joint Patent Rights” shall mean any and all Patent Rights that claim or cover Joint Collaboration Information and Inventions.

1.44	“JRCC” shall mean the Joint Research and CMC Committee established to facilitate the Research Program(s) as more fully described in Section 2.8.

1.45

“Know-How” shall mean any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

1.46

“Licensed Product(s)” shall mean any pharmaceutical or biological product or therapy[***] which contains or comprises a Collaboration Candidate, (i) [***] (ii) for sale by prescription, over the counter or any other method; or (iii) for administration to human patients in a Clinical Trial, for any and all uses in the Field, including any Combination Product.

1.47	“Major Market” shall mean each of the following countries: [***].

1.48

“Marketing Authorization” shall mean all approvals from the relevant Regulatory Authority necessary to market and sell a Licensed Product in any country (including all pricing and governmental reimbursement approvals legally required or otherwise commercially beneficial to sell Licensed Product in a country).

1.49	“Marketing Authorization in Europe” shall mean Marketing Authorization in [***] European Major Markets.

1.50	“Merck” shall have the meaning given such term in the preamble to this Agreement.

1.51

“Merck Background IP” shall mean all intellectual property Controlled by Merck or any of its Affiliates that Merck, its Affiliates, or persons working on their behalf makes available to Company, its Affiliates, or persons working on their behalf for the performance of their obligations under a Research Program[***]. For clarity, Merck Background IP includes any [***] and are provided by Merck to the Research Program(s).

1.52

“[***]” shall mean (i) all protocols, formulas, data, know-how and trade secrets, or (ii) any process, method, composition of matter, article of manufacture, discovery, finding, or other invention, patentable or otherwise, in each case of (i) and (ii) that are conceived or reduced to practice by or on behalf of Merck in the course of [***] or [***]involving [***] as contemplated under this Agreement [***].

1.53	“Modifications” shall mean, with respect to a Licensed Product, [***].

1.54

“NDA” shall mean a New Drug Application, Biologics License Application, Marketing Authorization Application, filing pursuant to Section 510(k) of the Act, or equivalent application or submission filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in a country or in a group of countries.

1.55

“Net Sales” shall mean the gross invoice price (not including value added taxes, sales taxes, or similar taxes) of Licensed Product sold by Merck or its Related Parties to the first Third Party that is not a Related Party after deducting, if not previously deducted, from the amount invoiced or received:

1.55.1	[***];

155.2	[***];

155.3	[***];

155.4	[***];

155.5	[***];

155.6	[***]; and

155.7	[***].

With respect to sales of Combination Products, Net Sales shall be calculated on the basis of the gross invoice price of Licensed Product(s) containing the same Collaboration Candidate sold without other active ingredients. In the event that Combination Product is sold only as a Combination Product, [***].

1.56	“NK” shall have the meaning given to such term in the recitals to this document.

1.57

“Other Collaboration IP” shall mean: (i) all Collaboration Information and Inventions that are [***], and (ii) Patent Rights claiming, or covering such Collaboration Information and Inventions described in clause (i).

1.58	“Partnered Program Agreement” shall mean that certain Merck Partnered Product Research Services and License Agreement, dated as of January 27, 2021, between Company and GCLC.

1.59	“Party” shall mean Merck or Company, individually, and “Parties” shall mean Merck and Company, collectively.

1.60

“Patent Rights” shall mean any and all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, and the like of any such patents and patent applications, and foreign equivalents of any of the foregoing.

1.61

“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.62

“Phase I Clinical Trial” shall mean a human clinical trial of an investigational product that would satisfy the requirements of 21 CFR 312.21(a) in the United States or the requirements of the relevant Regulatory Authority in a country other than the United States, as applicable.

1.63

“Phase II Clinical Trial” shall mean a human clinical trial of an investigational product that would satisfy the requirements of 21 CFR 312.21(b) in the United States or the requirements of the relevant Regulatory Authority in a country other than the United States, as applicable.

1.64

“Phase III Clinical Trial” shall mean a human clinical trial of an investigational product that would satisfy the requirements of 21 CFR 312.21(c) in the United States or the requirements of the relevant Regulatory Authority in a country other than the United States, as applicable.

1.65

“Platform IP” shall mean all: (i) Collaboration Information and Inventions that are [***], and (ii) Patent Rights reciting, claiming, or covering such Collaboration Information and Inventions described in clause (i) that [***].

1.66	“Research” shall mean any research activities performed by or on behalf of Merck [***].

1.67

“Research Information” shall mean, on a Research Program-by-Research Program basis, all protocols, formulas, data, know-how and trade secrets that are conceived or reduced to practice in the course of, or as a result of, the Research Program [***].

1.68

“Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of pharmaceutical products (including a Licensed Product) in a given jurisdiction in the Territory, including, in the United States, the FDA.

1.69	“Related Party” shall mean each of Merck, its Affiliates, and their respective sublicensees (which term does not include Third Parties acting solely as distributors), as applicable.

1.70

“Research Plan” shall mean the research, preclinical development and CMC plan (including the associated budget) for each Research Program, as may be amended. The Research Plan for the first Research Program is attached hereto as Schedule 2.1.1.

1.71

“Research Program” shall mean the research and CMC activities to be undertaken by the Parties to develop CAR-NK Cells directed to a given Collaboration Target pursuant to Article 2 and the Research Plan.

1.72	“Research Program Term” shall mean the duration of the Research Program, as described more fully in Section 2.4.

1.73

“Royalty Term” shall mean, on a Licensed Product-by-Licensed Product and country-by-country basis, the period commencing upon the First Commercial Sale of a Licensed Product in a country by Merck or its Related Parties and ending upon the later of (i) the expiration of the last to expire Valid Patent Claim, or (ii) ten (10) years after the First Commercial Sale of such Licensed Product in such country.

1.74	“Technology Transfer” shall have the meaning given to such term in Section 5.2.2.

1.75	“Terminated Target” shall have the meaning given to such term in Section 11.2.2(c).

1.76	“Territory” shall mean all of the countries in the world, and their territories and possessions.

1.77

“Third Party” shall mean an entity other than Merck and its Affiliates, and Company and its Affiliates. For the avoidance of doubt, any Green Cross affiliated companies, including GCLC, GCC and Green Cross Pharma, shall be Third Parties for the purposes of this Agreement (unless otherwise specified).

1.78

“Valid Patent Claim” shall mean a claim of an issued, unexpired, and in-force patent included within the [***] that claims [***] as a composition of matter, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, supplemental examination, or disclaimer or otherwise.

1.79

“Violation” shall mean that a Party, or any of its respective officers or directors has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7(a) (https://oig.hhs.gov/exclusions/index.asp); and/or (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (https://oig.hhs.gov/exclusions/exclusions_list.asp) or the U.S. General Services Administration’s list of Parties Excluded from Federal Programs (https://www.sam.gov/portal/public/SAM/) (each of (a) and (b), singly and collectively, the “Exclusions Lists”).

ARTICLE 2     RESEARCH PROGRAMS

2.1

Research Programs. Company and Merck shall engage in up to three (3) Research Programs upon the terms and conditions set forth in this Agreement. The activities to be undertaken by or on behalf each Party in the course of each Research Program will be set forth in a corresponding Research Plan, which may be amended from time to time upon mutual written agreement by authorized representative(s) of the Parties. Each Research Program will have the objective of developing a Collaboration Candidate directed to each Collaboration Target and advancing such Collaboration Candidate through IND Enabling Studies.

2.1.1

First Research Program. The Collaboration Target of the first Research Program shall be [***]. The Research Plan (including the budget) for the first Research Program is attached hereto as Schedule 2.1.1 which may be revised from time to time by JRCC.

2.1.2

Second Research Program. Within [***] after the Effective Date, Merck may propose a solid tumor associated antigen as a Collaboration Target for the second Research Program by providing written notice of such proposed Collaboration Target to Company. If such solid tumor associated antigen is a Reserved Target, then Company shall confirm within [***] business days after the receipt of Merck’s proposal its acceptance that such solid tumor associated antigen is the Collaboration Target for the second Research Program. If such solid tumor associated antigen is not a Reserved Target, then Company shall notify Merck within [***] business days from receipt of such notice if, in its reasonable determination, there is a Conflict with respect to the proposed Collaboration Target.

(a)

If Company notifies Merck that there is a Conflict within the [***] business day period, the proposed Collaboration Target shall not become the Collaboration Target of the second Research Program. Merck may continue to propose other solid tumor associated antigens as Collaboration Targets to Company for the second Research Program during the [***] period after the Effective Date until Company does not have a Conflict for the proposed Collaboration Target; provided that if [***] or more solid tumor associated antigens proposed by Merck as the Collaboration Target are not chosen as the Collaboration Target due to a Conflict, then the period for Merck to nominate the second Collaboration Target shall be automatically extended for up to a period of [***] and Merck shall have the right to propose additional solid tumor associated antigens as the Collaboration Target for the second Research Program until the Parties can mutually determine the Collaboration Target for the second Research Program.

(b)

If Company does not notify Merck that there is a Conflict within [***] business days after the written proposal by Merck, the proposed Collaboration Target shall be deemed accepted by Company, and such Collaboration Target shall become a Collaboration Target for any and all purposes under this Agreement and the Collaboration Target for the second Research Program.

(c)

Promptly after the determination of the Collaboration Target for the second Research Program, the Parties shall discuss and finalize a Research Plan (including the budget) for the second Research Program, and the final, approved Research Plan for the second Research Program shall be included in this Agreement by way of an amendment to this Agreement entered into between the Parties incorporating such Research Plan as part thereof, by no later than [***] days of such determination of the second Collaboration Target; provided, that unless otherwise agreed between the Parties, the Research Plan for the second Research Program shall be substantially similar to the Research Plan for the first Research Program as set forth on Schedule 2.1.1 (except with respect to the adjustments made for the second Collaboration Target and the Antibody Binders targeting such Collaboration Target).

2.1.3

Third Research Program. Within [***] after the Effective Date, Merck may propose a solid tumor associated antigen as a Collaboration Target for the third Research Program by providing written notice of such proposed Collaboration Target to Company. If such solid tumor associated antigen is a Reserved Target, then Company shall confirm within [***] business days after the receipt of Merck’s proposal its acceptance that such solid tumor associated antigen is the Collaboration Target for the third Research Program. If such solid tumor associated antigen is not a Reserved Target, then Company shall notify Merck within [***] business days from receipt of such notice if, in its reasonable determination, there is a Conflict with respect to the proposed Collaboration Target. If Company does not notify Merck that there is a Conflict within [***] business days after receipt of such notice, the proposed Collaboration Target shall be deemed accepted by Company, and such Collaboration Target shall become a Collaboration Target for any and all purposes under this Agreement and the Collaboration Target for the third Research Program. Any Conflicts reasonably determined by Company with respect to the third Collaboration Target proposed by Merck under this Section 2.1.3 shall be treated, mutatis mutandis, in accordance with Section 2.1.2. Upon the Parties’ final determination of the Collaboration Target for the third Research Program pursuant to this Section 2.1.3: the Parties shall discuss and finalize a Research Plan for the third Research Program, and the final, approved Research Plan (including the budget) for the third Research Program shall be included in this Agreement by way of an amendment to this Agreement entered into between the Parties incorporating such Research Plan as part thereof, by no later than [***] days of such determination of the third Collaboration Target; provided, that unless otherwise agreed between the Parties, the Research Plan for the third Research Program shall be substantially similar to the Research Plan for the first Research Program as set forth on Schedule 2.1.1 (except with respect to the adjustments made for the third Collaboration Target and the Antibody Binders targeting such Collaboration Target).

2.2

Pre-Disclosed Targets. Company acknowledges that as of the Effective Date Merck has disclosed to Company the targets listed on Schedule 2.2 (each, a “Reserved Target”) as potential Collaboration Targets. [***]. For clarity, once the Collaboration Targets have been agreed upon for all three Research Programs, any remaining Reserved Targets shall cease to be a Reserved Target. In the event Company or GCLC wishes to initiate any internal research program or engage in any discussions with a Third Party regarding the research, development or commercialization of CAR-NK cells or products containing CAR-NK cells directed to a Reserved Target (such target, “Company Proposed Target”), Company shall notify Merck in writing that Company has designated a Reserved Target as a Company Proposed Target. Merck shall have [***] days from the date of such notification to notify Company that such Reserved Target become the second Collaboration Target or third

Collaboration Target, as applicable, and effective as of said notice by Merck, the Company Proposed Target shall become the second Collaboration Target or third Collaboration Target, as the case may be. If Merck does not deliver such notice to Company within such [***] day period, such target shall cease to be a Reserved Target and Company or GCLC shall be free to initiate such internal research program or engage in such discussions with Third Parties, and the Company Proposed Target shall be deemed to have a Conflict and become unavailable for Merck’s election as the second Collaboration Target or third Collaboration Target.

2.3

Substitution. For [***], Merck shall have a one-time right during the [***] period following the commencement date of the applicable Research Program Term to substitute another solid tumor target for the applicable Collaboration Target by written notice to Company, subject to the clearance of such substitute Collaboration Target (“Substitute Target”) for any Conflict through the process set forth above in Section 2.1.2. Upon determination of the Substitute Target as the new Collaboration Target for [***], the Parties shall draft and finalize a new Research Plan reflecting the new Collaboration Target for each applicable Research Program, and the new Research Plan will be incorporated into this Agreement by an amendment thereto entered into between the Parties by no later than [***] days of the determination of the new Collaboration Target. The new Research Plan with the Substitute Target shall provide for a new budget in support thereof, and upon adoption of the new Research Plan, Merck shall reimburse Company for its costs actually incurred in accordance with the new Research Plan and associated budget pursuant to Section 2.7; provided, that the new budget shall be subject to [***]. Upon any substitution of a Collaboration Target in accordance with this Section 2.3, the Collaboration Target that was replaced shall no longer be a Collaboration Target under this Agreement, and as such shall not be included within the exclusivity obligations set forth in Section 2.13, and the terms of Section 11.2.2(c) shall apply with respect to the replaced target as if such target were the Terminated Target.

2.4

Research Program Term. Except as otherwise provided herein, the term of the Research Program for the first Collaboration Target shall commence on the Effective Date and continue for a period of [***] thereafter, and the term of the Research Program for the second Collaboration Target and third Collaboration Target respectively shall commence on the date that this Agreement is amended to include the applicable Research Plan for such second or third Collaboration Target and continue for [***] thereafter. The Research Program Term for each Research Program may be extended by mutual written agreement of the Parties, and the corresponding Research Plan and associated budget therewith shall be amended to reflect the extension. Further, the Research Program Term of the first Research Program or second Research Program, as the case may be, will reset upon substitution of the Collaboration Target therefor under Section 2.3 and will continue for a period of [***] (or whichever time period is designated in the new Research Plan for the Substitute Target) following the date of the amendment to this Agreement incorporating the new Research Plan for the Substitute Target.

2.5

Conduct of Research Program. Each of Company and Merck and their respective Affiliates or Third Parties performing services on behalf of such Party shall in good faith conduct the work to be performed by or on behalf of Company or Merck, as applicable, as set out in the applicable Research Plan during the Research Program Term by using their respective Commercially Reasonable Efforts to accomplish the objectives of the Research Program in accordance with the terms of this Agreement and the applicable Research Plan.

2.6

Use of Affiliates and Third Parties. Merck shall be entitled to utilize the services of its Affiliates and Third Parties to conduct each Research Program to be performed by or on behalf of Merck as set out in the applicable Research Plan, provided that, prior to the earlier of the expiration of the Research Program Term or the Technology Transfer, [***] Company shall be entitled to utilize the service of Third Parties to conduct each Research Program [***] as specifically set forth in the applicable Research Plan. Notwithstanding the foregoing, each Party shall remain at all times fully liable for its respective responsibilities under the Research Program.

2.7

Research Program Funding. During the Research Program Term for each Research Program, Merck will provide Company with research funding consistent with the agreed budget for such Research Program and as specifically set forth in Section 7.1. The budget for the first Research Program is set forth Schedule 2.1.1 attached hereto. Company shall apply the research funding it receives from Merck under this Agreement solely to carry out its activities in the Research Program in accordance with the Research Plan and the terms and conditions of this Agreement. For clarity, Merck shall not be required to fund any additional FTEs after the end of the Research Program Term and Company shall not be required to conduct further activities after the end of the Research Program Term if Merck declines to fund such further activities.

2.8

Governance. The Parties hereby establish a committee, and shall establish as soon as possible working groups after commencement of the Research Program Term for each Research Program, to facilitate the Research Programs as follows (and as further detailed in the Research Plans):

2.8.1	JRCC.

(a)

Composition of the Joint Research Committee; Decision-Making. The Research Programs shall be conducted under the direction of a joint research and CMC committee (the “JRCC”) comprised of an equal number of representatives from Merck (or its Affiliates, as applicable) and from Company. The Merck representatives on the JRCC shall initially be [***] representatives. Each Party may change its representatives to the JRCC from time to time in its sole discretion, effective upon notice to the other Party of such change; [***] The JRCC representatives from each Party shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Research Programs. Additional representative(s) or consultant(s) may from time to time, by mutual consent of the Parties, be invited to attend JRCC meetings, subject to such representative’s or consultant’s written agreement to comply with the requirements of Section 6.1. The JRCC shall be chaired by a representative of [***]. Decisions of the JRCC shall be made unanimously by the representatives, whereby the representatives of Merck shall have one vote collectively, and the representatives of Company shall have one vote collectively; provided, however, that in the event that the JRCC cannot or does not, after reasonable efforts, reach agreement on an issue [***] after such matter has been referred to the JRCC, then the matter shall be escalated to [***] (or their respective designees) (collectively, the “Executives”), who shall endeavor to facilitate a resolution of such matter. In the event that the Executives are unable to resolve the issue [***] after it has been escalated to the Executives, then the resolution or course of conduct shall be determined by [***].

(b)

Scope of JRCC Oversight. The JRCC would provide a forum for the Parties to discuss progress, address issues and share information relating to the Research Plan during the Research Program Term of a given Research Program which may be extended upon mutual written agreement of the Parties. The JRCC shall be responsible for overseeing the Research Program, including to (i) review and amend the Research Plan from time to time, (ii) review and coordinate the Parties’ activities under the Research Program, (iii) confer regarding the status of the Research Program and the progress under the Research Program and to make determinations and decisions in connection with the activities under the Research Program (including issues of priority), (iv) review relevant data under the Research Program, (v) consider and advise on any technical issues that arise under the Research Program, (vi) review and approve the budget for each subsequent twelve-month period of a Research Program by [***] days prior to the beginning of such subsequent twelve month period, (vii) determine whether a particular Collaboration Candidate has met the Handoff CAR-NK Success Criteria; and (viii) to determine such other matters as allocated to the JRCC hereunder. The JRCC shall not have the authority to: (w) modify or amend the terms and conditions of this Agreement; (x) waive either Party’s compliance with the terms and conditions of this Agreement; (y) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (z) amend the Research Plan or take any other action that would (A) allocate the responsibility between the Parties under the Research Program in a manner that would [***]; or (B) increase the financial or other resource (i.e., FTEs) obligations imposed on the Company beyond the scope of those in the then-current budget included in the Research Plan, which shall in each case be subject to the mutual agreement of the Parties in writing (including mutual agreement on the number of additional FTEs of Company needed to perform such work and to be funded by Merck in accordance with Section 7.1).

2.8.2

Working Groups. For each Research Program, the Parties shall form (i) a joint research working group (“Joint Research Working Group”) [***]; and (ii) a joint CMC working group (“Joint CMC Working Group”, and together with Joint Research Working Group, “Joint Working Groups”) [***] to [***].

The Joint Research Working Group will be co-led by [***] program leaders: [***]. The Joint CMC Working Group will be co-led by [***] program leaders (together with the program leaders for the Joint Research Working Group, “Program Leaders”): [***]. The Program Leaders shall be the primary contacts with respect to the Research Programs. The Joint Working Groups shall have no decision-making authority and shall only make recommendations to the JRCC for approval. Other preferred consultants with area-specific expertise, by mutual consent of the Parties, may be invited to the Joint Working Group(s). At the discretion of the JRCC, the Program Leaders may attend the meetings of the JRCC in a non-voting capacity.

2.8.3	Meetings.

(a)

During the Research Program Term of each Research Program, the JRCC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter, with the location for such meetings alternating between Company and Merck facilities (or such other location may be determined by the JRCC). Alternatively, the JRCC may meet by means of teleconference, videoconference or other similar communications equipment. The JRCC shall confer regarding the status of the Research Program, review relevant data, consider and advise on any technical issues that arise, consider issues of priority, and review and advise on any budgetary and economic matters relating to the Research Program which may be referred to the JRCC. Each Party shall bear its own expenses related to the attendance of such meetings by its representatives.

(b)	During the Research Program Term of each Research Program, the Joint Working Groups shall meet at least monthly, or more frequently as mutually agreed by the Parties.

2.8.4

Disbandment of JRCC and Joint Working Groups. Except as otherwise agreed in writing by the Parties, following the expiration or termination of the last to expire Research Program Term, the JRCC and the Joint Working Groups shall be disbanded and shall have no further authority with respect to the activities hereunder.

2.9	Alliance Managers.

2.9.1

Appointment. Each Party shall appoint an employee who shall oversee interactions between the Parties for all matters related to this Agreement (each an “Alliance Manager”); provided that, if Company wishes to appoint a non-employee consultant as its Alliance Manager, such appointment shall be subject to Merck’s prior written consent (which consent not to be unreasonably withheld or delayed) and the consultant shall be under confidentiality, non-use and other similar obligations commensurate to those Company employees are subject. Such persons shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information, and may serve as a single point of contact for any matters arising under this Agreement (except in the instance of Research Programs matters which will be handled by the Program Leaders). The Alliance Managers shall have the right to attend all JRCC and Joint Working Group meetings as non-voting participants and may bring to the attention of the JRCC any matters or issues either of them reasonably believes should be discussed, and shall have such other responsibilities as the Parties may mutually agree in writing. Each Party may designate different Alliance Managers by notice in writing to the other Party.

2.9.2

Responsibilities of the Alliance Managers. The Alliance Managers, if appointed, shall have the responsibility of creating and maintaining a constructive work environment between the Parties. Without limiting the generality of the foregoing, each Alliance Manager shall:

(a)

identify and bring disputes and issues that may result in disputes (including any asserted occurrence of a material breach by a Party) to the attention of the JRCC in a timely manner, and function as the point of first referral in all matters of conflict resolution;

(b)	provide a single point of communication for seeking consensus both internally within the Parties’ respective organizations and between the Parties;

(c)	plan and coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement; and

(d)

take responsibility for ensuring that meetings and the production of meeting agendas and minutes occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

2.10

Exchange of Information. As promptly as possible upon execution of this Agreement, and on an ongoing basis during the term of a given Research Program and thereafter until the later of (i) the end of the Research Program Term or (ii) [***], each Party shall disclose to the other Party all Collaboration Information and Inventions generated by or on behalf of such Party in a format agreed to between the Parties (e.g., an electronic data room). Further, with respect to Antibody Binder IP generated by or on behalf of Company, Company shall disclose [***] to Merck upon request via the Joint Working Group or JRCC.

2.11	Records and Reports.

2.11.1

Records. Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all of its work done and results achieved in the performance of the Research Programs, including the work done and results achieved by any Affiliate or Third Party on behalf of such Party.

2.11.2

Copies and Inspection of Records. Merck shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of Company or GCLC referred to in Section 2.11.1. Merck shall maintain such records and the information disclosed therein in confidence in accordance with Section 6.1. Merck shall have the right to arrange for its employee(s) and/or consultant(s) involved in the activities contemplated hereunder to visit the offices and laboratories of Company and GCLC and any of their respective Third Party contractors as permitted under Section 2.6 during normal business hours and upon reasonable notice, and to discuss work under the Research Program and their results in detail with the technical personnel and consultant(s) of Company. Upon Merck’s request, Company shall provide copies of the records described in Section 2.11.1, including obtaining copies of such records from GCLC.

2.11.3

[***] Reports. For each Research Program, within [***] days following the end of each [***] of the Research Program Term and [***], Company shall provide to Merck a written progress report in English which shall describe the work performed to date on the Research Program by or on behalf of Company (including by GCLC or GCC), evaluate such work performed in relation to the goals of the Research Program and provide such other information as may be necessary for the conduct of the Research Program or reasonably requested by Merck relating to the progress of the goals or performance of the Research Program. [***]

2.12	Collaboration Information and Inventions.

2.12.1

A Party shall own (or in the case of Company, shall own or Control) any Collaboration Information and Inventions developed or invented solely by employee(s) of such Party or its Affiliates or a Third Party acting on behalf of such Party or its Affiliates. Any Collaboration Information and Inventions developed or invented jointly by employee(s) of Merck or its Affiliates or a Third Party acting on behalf of Merck or its Affiliates, and by employee(s) of Company or its Affiliates or a Third Party acting on behalf of Company or its Affiliates, shall be jointly owned by Merck and Company (such Collaboration Information and Inventions, “Joint Collaboration Information and Inventions”); [***]. For the purposes of determining ownership under this Section 2.12, inventorship shall be determined in accordance with United States patent laws (regardless of where the applicable activities occurred). Any Background IP of a given Party shall remain the property of such Party and not be affected by the Agreement.

2.12.2	The Parties shall promptly disclose to each other the development, making, conception or reduction to practice of Collaboration Information and Inventions.

2.12.3

Subject to the licenses granted by Company under Sections 3.1.1, 3.1.2 and 3.1.3 and the other terms and conditions of this Agreement, each Party shall have the non-exclusive right to exploit its interest in Joint Collaboration Information and Inventions and Joint Patent Rights, [***]; provided, however, that for clarity, the foregoing joint ownership rights shall not be construed as granting, conveying or creating any license or other rights to the other Party’s intellectual property, unless otherwise expressly set forth in this Agreement.

2.13

Exclusive Efforts. During [***], Company shall work (even as to Company itself) exclusively with Merck in [***], and shall not (and shall cause its Affiliates not to), directly or indirectly and alone or with Affiliates or Third Parties, research, develop, make, have made, use, sell, have sold or import any [***], except pursuant to, and subject to the terms and conditions of, this Agreement.

2.14

Materials. A Party shall provide the other Party with sufficient quantities of the materials (including [***] that would be provided by or on behalf of Company), as described in the Research Plan (“Materials”) solely for the purpose of enabling the other Party to perform its activities under the Research Plan in accordance with the terms of this Agreement. The Materials are not to be used in humans, nor shall any of the Materials, or any derivatives, analogs, modifications or components thereof be transferred, delivered or disclosed to any Third Party without the prior written approval of the other Party. All Materials shall remain the sole property of the supplying Party. Except as expressly set forth in this Agreement, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

2.15	Compliance with Law and Ethical Business Practices.

2.15.1

Each Party and its Affiliates shall conduct the Research Program in accordance with all applicable laws, rules and regulations including all current governmental regulatory requirements concerning Good Laboratory Practices and Good Manufacturing Practices, as applicable. Each Party shall notify the other Party in writing of any deviations from applicable regulatory or legal requirements. Each Party and its Affiliates hereby certify that it has not and will not knowingly employ or otherwise use in any capacity the services of any person or entity debarred under Section 21 USC 335a in performing any activities with respect to the Research Program, Collaboration Candidates or Licensed Products hereunder. Each Party shall notify the other Party in writing immediately if any such debarment occurs or comes to its attention, and shall promptly remove any person or entity so disbarred from performing any activities under the Research Programs, or function or capacity related to the Research Programs. Each Party shall have the right, in its sole discretion, to terminate this Agreement immediately in the event of any such debarment with respect to the other Party.

2.15.2

Artiva acknowledges that Merck’s corporate policy requires that Merck’s business must be conducted within the letter and spirit of the law. By signing this Agreement, each Party agrees that it and its Affiliates will conduct the activities contemplated herein in a manner which is consistent with both applicable law and good business ethics consistent with industry standards.

2.15.3

Specifically, each Party warrants that none of its or its Affiliates’ employees, agents, officers or other members of its management are officials, officers, agents, representatives of any government or international public organization. –NOTE: FOR A LIST OF “American institutions of research, public international organizations and designations under the International Immunities Act” SEE Section 316.20 at http://www.ecfr.gov/cgi-

bin/retrieveECFR?gp=&SID=d2739abeb6ca1764c5defa8607248f64&n=8y1.0.1.3.68&r=PART&ty=HTML#8:1.0.1.3.68.0.1.14. Neither Party nor its Affiliates shall make any payment, either directly or indirectly, of money or other assets, including the compensation such Party derives from this Agreement (hereinafter collectively referred as a “Payment”), to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (hereinafter collectively referred as “Officials”) where such Payment would constitute violation of any law. In addition regardless of legality, neither Party or its Affiliates shall make any Payment either directly or indirectly to Officials if such Payment is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or any other aspect of the other Party’s business.

2.15.4

Each Party acknowledges that no employee of the other Party or its Affiliates shall have authority to give any direction, either written or oral, relating to the making of any commitment by such Party, its Affiliates or their respective agents to any Third Party in violation of terms of this or any other provisions of this Agreement.

2.15.5

Each Party certifies to the other Party that as of the date of this Agreement that such Party has screened itself, and its officers, directors and employees against the Exclusions Lists and that it has informed the other Party whether such Party, or any of its officers or directors has been in Violation. After the execution of this Agreement, each Party shall notify the other Party in writing immediately if any such Violation occurs or comes to its attention.

2.15.6

The failure of a Party, its Affiliates and or any Third Parties acting on such Party’s behalf under this Agreement to abide by the provisions of this Section 2.15 shall be deemed a material breach of this Agreement. The other Party may in such case and with immediate effect terminate this Agreement at its sole discretion upon written notice to the breaching Party and without prejudice to any other remedies that may be available to the terminating Party.

2.15.7

Each Party shall indemnify and hold the other Party and any of its Affiliates harmless from and against any and all liabilities (including all costs and reasonable attorneys’ fees associated with defending against such claims) that may arise by reason of the acts or omissions of the indemnifying Party or its agents or other Third Parties acting on the indemnifying Party’s behalf which would constitute a violation of this Section 2.15, except to the extent such claims result from the indemnified Party’s violation of this Section 2.15.

2.16

Use of Human Materials. With respect to any NK cells to be used in the CAR-NK Cell process and any human cell lines, tissue, human clinical isolates or similar human-derived materials (collectively, “Human Materials”) that have been or are to be collected or used in the Research Programs, Company represents and warrants (i) that it has complied, or shall comply, with all applicable laws, guidelines and regulations relating to the collection or use of the Human Materials and (ii) that it has obtained, or shall obtain, all necessary approvals and appropriate informed consents, in writing, for the collection or use of such Human Materials. Company shall provide documentation of such approvals and consents upon Merck’s request. Company further represents and warrants that such Human Materials may be used as contemplated in this Agreement without any obligations to the individuals or entities who contributed the Human Materials (“Providers”), including any obligations of compensation to such Providers for the intellectual property associated with, or commercial use of, the Human Materials for any purpose.

2.17

Animal Research. If animals are used in research hereunder, each Party will comply with the Animal Welfare Act or any other applicable local, state, national and international laws and regulations relating to the care and use of laboratory animals and shall use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals. Each Party hereby certifies that it has and shall maintain current and valid accreditation from AAALAC during the Term. Any animals which are used in the course of the Research Programs, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes.

ARTICLE 3    LICENSE GRANT.

3.1	Company License Grant.

3.1.1

Subject to the terms and conditions of this Agreement, Company hereby grants to Merck an exclusive license (even as to Company) under Company’s interest in Antibody Binder IP, with the right to grant and authorize sublicenses as provided in Section 3.5, for any and all uses in the Field in the Territory.

3.1.2

Subject to the terms and conditions of this Agreement, Company hereby grants to Merck an exclusive license (even as to Company) under Company’s interest in Collaboration Candidate IP, with the right to grant and authorize sublicenses as provided in Section 3.5, for any and all uses in the Field in the Territory.

3.1.3

Subject to the terms and conditions of this Agreement, Company hereby grants to Merck an exclusive license (even as to Company) in the Field in the Territory under Company Background IP and Company’s interest in Platform IP to Research and develop, make, have made, use, import, offer to sell and sell Licensed Products, including the Collaboration Candidates contained in Licensed Products.

3.1.4

Subject to the terms and conditions of this Agreement, Company hereby grants to Merck a non-exclusive, fully-paid, royalty-free, irrevocable license under Company’s interest in Other Collaboration IP, with the right to grant and authorize sublicenses, for any and all uses in the Field in the Territory.

3.1.5	[***]

3.1.6

Notwithstanding the scope of the exclusive license granted to Merck under Sections 3.1.1, 3.1.2 and 3.1.3, Company shall retain the rights under Company Background IP or Company’s interest in Collaboration Candidate IP, Antibody Binder IP and Platform IP to perform, itself or with or through GCLC, GCC and all other approved Third Party CROs and service providers, Company’s obligations under the Research Programs in accordance with this Agreement and Research Plans and for any and all purposes outside the scope of the licenses granted by Company to Merck under Section 3.1.3.

3.2	Merck License Grant.

3.2.1

Subject to the terms and conditions of this Agreement, Merck hereby grants to Company a non-exclusive, non-transferable (except in connection with Section 12.3), non-sublicensable (except to the approved Third Party subcontractors or other vendors conducting activities on behalf of the Company under this Agreement) license under Merck Background IP solely to perform, itself or with or through its Affiliates, GCLC, GCC and all other approved Third Party CROs and service providers, the Research Program during the applicable Research Program Term in accordance with the Research Plan.

3.2.2

Subject to the terms and conditions of this Agreement, Merck hereby grants to Company an exclusive license (even as to Merck) in the Territory under Merck’s interest in Platform IP, with the right to grant and authorize sublicenses, for any and all uses in the Field other than to Research, develop, make, have made, use, import, offer to sell and sell Licensed Products, including the Collaboration Candidates contained in Licensed Products.

3.2.3

Subject to the terms and conditions of this Agreement, Merck hereby grants to Company a non-exclusive, fully-paid, royalty-free, irrevocable license under Merck’s interest in Other Collaboration IP, with the right to grant and authorize sublicenses, for any and all uses in the Field in the Territory.

3.2.4	[***]

3.3

No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Information disclosed to it under this Agreement or under any Patent Rights or other intellectual property rights owned or controlled by the other Party or its Affiliates.

3.4

No Grant of Inconsistent Rights by Company. Company shall not assign, transfer, convey or otherwise grant to any Person or otherwise encumber (including through lien, charge, security interest, mortgage, encumbrance or otherwise) any rights to Patent Rights or other intellectual property rights owned or controlled by Company and licensed to Merck hereunder that is inconsistent with or would interfere with the grant of the rights or licenses under the same granted to Merck hereunder.

3.5

Sublicenses. Merck shall have the right to sublicense (through multiple tiers of sublicenses) any or all of the licenses granted to Merck hereunder; provided that [***]. Merck shall remain liable to Company and be responsible for ensuring that the performance by any of its sublicensees hereunder that are exercising rights under a sublicense hereunder is in accordance with the applicable terms of this Agreement, and the grant of any such sublicense shall not relieve Merck of its obligations under this Agreement (except to the extent they are performed by any such sublicensee(s) in accordance with this Agreement). Each such sublicense agreement shall be consistent with the terms and conditions of this Agreement, [***].

ARTICLE 4    DEVELOPMENT AND COMMERCIALIZATION.

4.1	Development and Commercialization.

4.1.1

Following the end of each Research Program, Merck shall have the sole and exclusive right and responsibility, at its sole expense and except for those activities specified in the Research Plan that may continue after the end of each Research Program (e.g., IND Enabling Studies or manufacturing of GMP batches of Collaboration Candidate), for the conduct of all development and commercialization activities for Licensed Products (including making Modifications to Licensed Products) in the Field in the Territory. Merck

shall use Commercially Reasonable Efforts, at its own expense, to develop, seek regulatory approval for and commercialize at least one (1) Licensed Product targeting the Collaboration Target of each Research Program [***]

4.1.2	In addition to the provisions of Article 8, the obligations of Merck with respect to any Licensed Product under Section 4.1.1 are expressly conditioned upon [***].

4.1.3

At least [***] prior to submission of an IND for any Licensed Product, the Parties shall form a joint advisory committee (“Joint Advisory Committee”) with representatives from Merck and Company to discuss progress, address issues and share information relating to IND enabling activities and the first-in-human studies. The Joint Advisory Committee shall have no decision-making authority and shall only make recommendations to Merck to facilitate the preparation and submission of an IND for Licensed Products.

4.1.4

On a Licensed Product-by-Licensed Product basis, [***] following the end of each Research Program, Merck shall provide to Company a written summary regarding its significant development, regulatory, and commercialization activities with respect to each Licensed Product in the Field in the Territory, [***].

4.2	Regulatory Matters.

4.2.1

Merck may request Company’s assistance in planning and preparation for [***]. At Merck’s request, Company shall attend such meeting(s) and the Parties will prepare and submit the request for the [***] days prior to the meeting date and the briefing document [***] days prior the meeting date.

4.2.2

In the event that Merck determines any regulatory filings for any Licensed Products are required for any activities hereunder (including any activities under the Research Programs), including INDs, NDAs and other Marketing Authorizations (as applicable), then as between the Parties, Merck (or its Affiliate or Related Party) shall have the sole right, in its discretion, to be the Party responsible for obtaining such regulatory filings (in its (or its Affiliate’s or its Related Party’s) name) and as between the Parties, Merck (or its Affiliate or its Related Party) shall be the owner of all such regulatory filings. As between the Parties, Merck (or its Affiliate or Related Party) shall have the sole right to communicate and otherwise interact with Regulatory Authorities with respect to Licensed Products (including during the Research Program Terms). For clarity, Company shall have no right to, and shall not, make any regulatory filings related to any Licensed Products or otherwise interact with any Regulatory Authorities with respect to the Licensed Products, unless such interaction is at the request of Merck consistent with this Section 4.2.

4.2.3

Company shall provide reasonable regulatory support and assistance to Merck in connection with the document preparation and filing of the IND and Phase I Clinical Trial for each Licensed Product, including the Phase I study protocol, the preclinical eCTD Module 2 summaries documents, the Investigator Brochure, the Module 3 documents, and following RTQs, and any other manufacturing, technical or other relevant documentation as requested by any Regulatory Authority. Company’s reasonable out-of-pocket costs, including pass-through costs from GCLC, for such regulatory support and assistance shall be covered by the amount set forth in the budget for the applicable Research Program pursuant to Section 7.1. [***]

ARTICLE 5 MANUFACTURE AND SUPPLY; FACILITY AUDITS.

5.1	Audits.

5.1.1

From time to time as requested by Merck (but not more than [***] except in the case of emergency or for-cause in which case such [***] limit shall not apply), Company shall ensure that Merck has the right to audit [***]. Each audit performed by Merck shall be limited to [***] auditors for a maximum of [***] days in duration, and shall be scheduled at least [***] in advance. Company (including its representatives) shall have the right to be present at such audits. If such audits cannot be performed in person at the GCLC or GCC facilities or the facilities of any of the subcontractors that will be involved in manufacturing Collaboration Candidates or manufacturing materials used to manufacture Collaboration Candidates, Company shall [***] to coordinate with GCLC and GCC as applicable, to allow and arrange for Merck to perform remote audits of such facilities. Company shall [***] to coordinate any requested audits of Company’s Third Party subcontractors involved in manufacturing Collaboration Candidates or manufacturing materials used to manufacture Collaboration Candidates.

(a)

As part of Merck’s audit of any facilities of GCLC, GCC or other Third Party subcontractors of Company manufacturing Collaboration Candidates or manufacturing materials used to manufacture Collaboration Candidates, Merck’s audit may include an audit of such subcontractor’s supplier qualification procedures, risk assessments, audit reports or supplier questionnaires and associated corrective actions and Environmental Health and Safety assessments.

(b)

Company shall cause GCLC, GCC and any other subcontractors manufacturing the Collaboration Candidates or other materials (including, e.g., LentiViral Vector) used to manufacture Collaboration Candidates to comply with the applicable terms and conditions of this Section 5.1.1 and any applicable supply agreement or quality agreement (including any applicable terms and conditions with respect to audit and inspection rights and compliance, operation and maintenance of the facilities and equipment), provided that [***]

5.1.2

Merck shall provide to Company an audit report from any audits performed under this Section 5.1 describing the observations identified by Merck in good faith and based on regulations, phase appropriate regulatory guidance documentation and reasonable experience and trends related to such observations. [***] Within [***] days after receipt of such audit report from Merck, Company shall deliver to Merck a corrective remediation plan (“Remediation Plan”) [***]. Upon acceptance of the Remediation Plan by Merck (which acceptance shall not be unreasonably withheld or delayed), Company shall work with GCLC, GCC and any subcontractors to conduct the activities set forth in the Remediation Plan to address and correct the audit observations identified by Merck [***]. The activities conducted in the performance of the Remediation Plan shall be subject to the oversight of the Joint CMC Working Group and JRCC.

5.2	Manufacturing; Technology Transfer.

5.2.1

Upon completion of the remediation activities (including under the Remediation Plan) to Merck’s reasonable satisfaction, Company shall arrange for the manufacture and supply by GCC of [***] GMP production batches of the Collaboration Candidates for Merck. Merck will pay Company for the costs of such GMP production batches in accordance with the budget for each Research Program. The Parties acknowledge and agree that [***] of GMP Collaboration Candidates shall be manufactured at GCC’s facility located at [***]. The GMP Collaboration Candidates manufactured by GCC hereunder shall be manufactured pursuant to a supply agreement to be entered into between Merck and Artiva.

5.2.2

Upon completion of the manufacture of the GMP Collaboration Candidates by GCC under Section 5.2.1 or such earlier date as mutually agreed by the Parties pursuant to Section 2.8.1(b), Merck shall have the right to have Company perform (or have Company cause GCC or GCLC to perform) a technology transfer to Merck and/or Merck’s identified CMO(s) for the enablement of the manufacturing of Collaboration Candidates; provided, however, that if [***].

To complete a technology transfer, Company shall provide to Merck within [***] days after Merck’s request a facility fit documentation package (which outlines the manufacturing process and includes all relevant requirements, including any facility, equipment and process parameters) sufficient for Merck to determine that it will manufacture the Collaboration Candidates or to select a Third Party manufacturer to manufacture the Collaboration Candidates. In addition, to enable a smooth and successful Technology Transfer, the Joint CMC Working Group shall discuss and propose a technology transfer plan which plan shall be reviewed and approved by the JRCC. Once Merck determines where the Collaboration Candidates will be manufactured, Company shall transfer, or cause GCC and/or GCLC to transfer, to Merck and/or Merck’s identified CMO(s) the Know-How within the Company Background IP necessary for manufacturing of [***] as outlined in Schedule 2.1.1 and as agreed by the Joint CMC Working Group such that Merck (or its identified CMO(s)) is able to manufacture the Collaboration Candidates at scale [***] the “Technology Transfer”). For the avoidance of doubt, the FTE and external costs incurred by or on behalf of Company for the Technology Transfer under this Section 5.2.2 to Merck or its designated CMO(s) shall be included in (and shall not be in addition to) the payment of milestone (2) to be made by Merck to Company pursuant to Section 7.4.1.

5.2.3	Following the Technology Transfer, Merck shall be solely responsible for the manufacture and supply of Collaboration Candidates and Licensed Products.

ARTICLE 6     CONFIDENTIALITY AND PUBLICATION.

6.1

Nondisclosure Obligation. All Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set forth herein or any other written agreement entered into between the Parties in support of the transactions or activities contemplated hereunder without the prior written consent of the disclosing Party, except to the extent that such Information, as documented by the receiving Party’s business records:

6.1.1	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party;

6.1.2	is in the public domain by use or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

6.1.3	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

6.1.4	is developed by the receiving Party independently of Information received from the disclosing Party.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

6.2	Permitted Disclosures. A receiving Party may disclose Information of the disclosing Party to the extent such disclosure is reasonably necessary in the following instances:

6.2.1	filing or prosecuting Patent Rights as contemplated by this Agreement;

6.2.2	obtaining or maintaining approval to conduct Clinical Trials or to market Licensed Products;

6.2.3

complying with applicable court orders or administrative process (including a request for discovery received in an arbitration or litigation proceeding) and governmental laws and regulations, including regulations promulgated by securities exchanges;

6.2.4

to its and its Affiliates’ employees, consultants, contractors, advisors and agents, in each case on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement and under written obligations of confidentiality and non-use that are substantially no less stringent than those confidentiality and non-use provisions contained in this Agreement; and

6.2.5

to any bona fide potential or actual investor, acquiror or merger partner or other financial partner for the sole purpose of evaluating an actual or potential investment or acquisition with such Party, in each case under appropriate written obligations of confidentiality and non-use that are substantially no less stringent than those confidentiality and non-use provisions contained in this Agreement; provided, that the disclosing Party redacts the financial terms and other provisions of this Agreement that are not reasonably required to be disclosed in connection with such potential investment or acquisition.

If a Party is required to disclose Information of the other Party pursuant to Section 6.2.3, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of Section 6.1, and the Party disclosing Information pursuant to law or court order shall take all steps reasonably necessary, including obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information. Any Information disclosed pursuant to this Section 6.2 shall remain otherwise subject to the foregoing confidentiality provisions of Section 6.1.

6.3

Publication. Merck shall have the sole right to publish, in its sole discretion, the results of the Research Programs. If Merck wishes to make a publication relating to the Research Program(s), Merck shall deliver to Company a copy of the proposed written publication (or an outline of an oral disclosure in the case of a presentation) at least [***] days prior to submission for publication. Company shall have the right to (a) propose modifications to the publication or presentation for the reasons of patent protection or confidentiality or (b) request a reasonable delay in publication or presentation in order to protect patentable information. If Company proposes modifications to the publication or presentation, Merck shall edit such publication to prevent disclosure of proprietary business information prior to submission of the publication or presentation. If Company requests a delay, Merck shall delay submission or presentation for a period of up to [***] days as necessary to enable patent applications protecting Company’s rights in such information to be filed in accordance with Article 9. Upon expiration of such [***] day period, Merck shall be free to proceed with the publication or presentation. The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate, consistent with industry standards.

6.4	Publicity/Use of Names.

6.4.1	A public announcement may be made by Company on or following the date hereof substantially in the form attached hereto as Schedule 6.4.

6.4.2

If either Party desires to make a public announcement concerning this Agreement, such Party shall give reasonable prior advance notice to the other Party and provide the proposed text of such announcement to the other Party no later than [***] business days prior to the anticipated date of disclosure for its prior review and comment and approval (such approval not to be unreasonably withheld); provided, that in the case of a press release or governmental filing required by applicable laws, rules or regulations (including regulations promulgated by securities exchanges), the disclosing Party shall not be required to obtain approval therefore, but shall provide the other Party with such advance notice as it reasonably can and provide the proposed text of such press release or government filing to the other Party no later than [***] business days prior to the anticipated date of disclosure (or such shorter period as may be required by the applicable laws, rules or regulations) for an opportunity to review and comment on the proposed disclosure, such comments to be considered in good faith. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment thereto that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 6.4, provided such information remains accurate as of such time.

6.4.3

The Parties acknowledge that either or both Parties may be obligated to file under applicable laws, rules or regulations a copy of this Agreement with the U.S. Securities and Exchange Commission or other governmental authorities. Each Party shall be entitled to make such a required filing without being required to obtain approval therefore from the other Party, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof to the extent such confidential treatment is available to such Party and permitted by such governmental authority. In the event of any such filing, the filing Party will consult with the other Party, and consider the other Party’s comments in good faith, on the provisions of this Agreement to be redacted in any filing made with the U.S. Securities and Exchange Commission or as otherwise required by applicable laws, rules or regulations.

6.4.4

Except as expressly provided herein, neither Party shall use the name, trademark, trade name or logo of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) or the names of their respective employees in any publication, news release, promotion or other form of publicity without the prior written approval of the other Party.

6.5

Equitable Relief. [***] By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Information set forth in this Article 6 by the other Party.

ARTICLE 7     PAYMENTS; ROYALTIES AND REPORTS

7.1

Research Program Funding. In consideration for the performance of the Research Program by Company, upon the terms and conditions contained herein, Merck shall pay Company an amount not to exceed $14,000,000 per Research Program (“Funding Cap”). Merck shall reimburse Company for Research Program activities performed by or on behalf of Company in the prior Calendar Quarter pursuant to the respective Research Plan, within [***] days, after receipt by Merck of an invoice and supporting documentation. Such supporting documentation shall: (a) describe the Research Program activities performed by or on behalf of Company during such prior Calendar Quarter; and (b) set forth a detailed accounting of all costs, including any and all pass through out-of-pocket costs and FTE costs (including the number of FTEs and FTE rate for such FTEs, if applicable) paid by Company to Third Parties as evidenced by a work order or similar document pursuant to the Partnered Program Agreement or other agreement between Company and the applicable Third Party. [***]

7.2

Upfront Payment for First Collaboration Target and Second Collaboration Target. In consideration for the licenses and other rights granted by Company to Merck with respect to the first Collaboration Target and second Collaboration Target upon the terms and conditions contained herein, Merck shall pay to Company a one-time, non-refundable, non-creditable payment of Thirty Million USD ($30,000,000) within [***] days after the Effective Date.

7.3

Upfront Payment for Third Collaboration Target. In consideration for the licenses and other rights granted by Company to Merck with respect to the third Collaboration Target upon the terms and conditions contained herein, Merck shall pay to Company a one-time, non-refundable, non-creditable payment of Fifteen Million USD ($15,000,000) within [***] days following the date such third Collaboration Target is accepted, or deemed accepted, by Company pursuant to Section 2.1.3.

7.4

Milestone Payments. Subject to the terms and conditions of this Agreement, Merck shall pay to Company the following non-refundable, non-creditable milestone payments, for which Merck achieves the following milestone events hereunder during the Term.

7.4.1

Development Milestones on a Per Collaboration Target Basis. On a Collaboration Target-by-Collaboration Target basis, Merck will pay Company one-time milestone payments for the first Licensed Product directed to such Collaboration Target to achieve the following milestone events:

Milestone Event	Payment (USD)
(1) [***]	[***	]
(2) [***]	[***	]

(3) [***]	[***	]
(4) [***]	[***	]
(5) [***]	[***	]
(6) [***]	[***	]
(7) [***]	[***	]
(8) [***]	[***	]
(9) [***]	[***	]
(10) [***]	[***	]

With respect to a particular Collaboration Target: (a) Milestone #1 shall be deemed achieved and payable, if not already achieved, upon the first achievement of Milestone #3 by a Licensed Product directed to the same Collaboration Target, and (b) Milestone #3 shall be deemed achieved and payable, if not already achieved, upon the achievement of the first of any of Milestone #4, #5, #6, and #7 by a Licensed Product directed to the same Collaboration Target, and (c) Milestone #4 shall be deemed achieved and payable, if not already achieved, upon the achievement of the first of any of Milestone #5, #6, and #7 by a Licensed Product directed to the same Collaboration Target.

7.4.2

Sales Milestones on a Per Collaboration Target Basis. On a Collaboration Target-by-Collaboration Target basis, Merck will pay Company the following one-time sales milestones for the first Licensed Product directed at such Collaboration Target to achieve the following milestone events:

Milestone Event	Payment (USD)
(1) The first Calendar Year in which aggregate annual Net Sales equal or	[***	]

exceed [***]
(2) The first Calendar Year in which aggregate annual Net Sales equal or exceed [***]	[***]
(3) The first Calendar Year in which aggregate annual Net Sales equal or exceed [***]	[***]
(4) The first Calendar Year in which aggregate annual Net Sales equal or exceed [***]	[***]

7.4.3

Notice of Achievement of Milestone Events and Payment of Milestone Payments. Merck shall notify Company in writing within [***] days following the achievement of each milestone set forth in Section 7.4.1 and within [***] days after the close of the Calendar Quarter in which each milestone set forth in Section 7.4.2 was achieved. With respect to the achievement of a milestone under Section 7.4.1, Merck shall make the appropriate milestone payment within [***] days after the achievement of such milestone. With respect to the achievement of a milestone under Section 7.4.2, Merck shall make the appropriate milestone payment within [***] days after the close of the Calendar Quarter in which such milestone was achieved. The milestone payments under this Section 7.4 shall be payable only once per Collaboration Target upon the initial achievement of such milestone and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone by the same or a different Licensed Product directed to the same Collaboration Target.

7.5	Royalties.

7.5.1

Royalties Payable By Merck. Subject to the terms and conditions of this Agreement, for the applicable Royalty Term, Merck shall pay Company royalties, calculated on a Licensed Product-by-Licensed Product and country-by-country basis, as set forth in this Section 7.5.

(a)	Subject to the provisions of Section 7.5.1(b), Merck shall pay Company royalties in an amount equal to the following percentage of Net Sales of Licensed Product by Merck or its Related Parties:

(1)	[***] of Net Sales in the Territory in each Calendar Year for the portion of Net Sales less than [***];

(2)	[***] of Net Sales in the Territory in each Calendar Year for the portion of Net Sales equal to or greater than [***]

up to but not including [***];

(3)	[***] of Net Sales in the Territory in each Calendar Year for the portion of Net Sales equal to or greater than [***] up to but not including [***]; and

(4)	[***] of Net Sales in the Territory in each Calendar Year for the portion of Net Sales equal to or greater than [***].

(b)

Notwithstanding the provisions of Section 7.5.1(a), in countries where the sale of Licensed Product by Merck or its Related Parties is not covered by a Valid Patent Claim and the Royalty Term has not expired, Merck shall pay royalty rates that shall be set at [***] of the applicable royalty rate determined according to Section 7.5.1(a). Such royalties shall be calculated after first calculating royalties under Section 7.5.1(a).

(c)

Royalty tiers pursuant to Section 7.5.1(a) and Section 7.5.1(b) shall be calculated based on Net Sales of each Licensed Product in the Territory, provided that the determination of whether the royalty shall be calculated under Section 7.5.1(a) or 7.5.1(b) shall be determined on a country-by-country basis. Royalties on each Licensed Product at the rates set forth above shall continue on a country-by-country basis until the expiration of the Royalty Term for such Licensed Product in such country.

(d)	All royalties are subject to the following conditions:

(i)	that only one royalty shall be due with respect to the same unit of Licensed Product;

(ii)

that no royalties shall be due upon the sale or other transfer among Merck or its Related Parties, but in such cases the royalty shall be due and calculated upon Merck’s or its Related Party’s Net Sales to the first independent Third Party (i.e., Third Party that is not a Related Party);

(iii)	no royalties shall accrue on the sale or other disposition of Licensed Product by Merck or its Related Parties for use in a Clinical Trial; and

(iv)

no royalties shall accrue on the disposition of Licensed Product in reasonable quantities by Merck or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

7.5.2

Change in Sales Practices. The Parties acknowledge that during the Term, Merck’s sales practices for the marketing and distribution of Licensed Product may change to the extent to which the calculation of the payment for royalties on Net Sales may become impractical or even impossible. In such event the Parties agree to meet and reasonably discuss in good faith new ways of compensating Company to the extent currently contemplated under Section 7.5.1.

7.5.3

Royalties for Bulk Product. In those cases in which Merck sells Collaboration Candidate in bulk or other form, rather than Licensed Product in final form, to an independent Third Party, the royalty obligations of this Section 7.5 shall be applicable to the bulk or other form of such Collaboration Candidate.

7.5.4

Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to a Collaboration Candidate or Licensed Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 7.5.1, then the royalty rate to be paid by Merck to Company on Net Sales in that country under Section 7.5.1 shall be reduced to [***].

7.5.5

Third Party Licenses. In the event that Merck obtains after the Effective Date a license under, or other rights to, Patent Right s from any Third Party(ies) that are [***] (hereinafter “Third Party Licenses”), [***] of any and all payments (including upfront payments, milestones and payments based on sales, such as royalties and profit or revenue share) any sales milestones actually paid under such Third Party Licenses by Merck or its Related Parties in connection with the manufacture, use, sale or import, as applicable, of Licensed Product(s) or the Collaboration Candidate(s) contained in such Licensed Product(s) for a Calendar Quarter shall be creditable against the royalty payments due Company by Merck with respect to the sale of such Licensed Product in such Calendar Quarter. For clarity, in the event that Licensed Product is a Combination Product, any Third Party licenses Merck obtains to the extent solely necessary with respect to any active ingredients other than the Collaboration Candidate comprised in such Combination Product shall not be considered Third Party Licenses hereunder and the foregoing right of off-set shall not apply for any payments made by Merck or its Related Parties under such Third Party licenses. [***]. At the reasonable request of Merck, Company shall provide assistance to Merck (or its Related Parties) in obtaining any such Third Party Licenses with respect to Patent Rights or Know-How or other intellectual property of any Third Party(ies) that may be necessary or useful in order to develop, make, have made, use, import, offer to sell or sell Licensed Product(s) or Collaboration Candidate(s) contained in such Licensed Product(s).

7.5.6	[***]

7.6

Reports; Payment of Royalty.    During the Term following the First Commercial Sale of a Licensed Product, Merck shall furnish to Company a quarterly written report for the Calendar Quarter showing the [***]. Such reports shall be due on the [***] day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Merck shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

7.7	Audits.

7.7.1

Upon the written request of Company and not more than [***], Merck shall permit an independent certified public accounting firm of nationally recognized standing selected by Company and reasonably acceptable to Merck, at Company’s expense, to have access during normal business hours to such of the records of Merck as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than [***] prior to the date of such request. The accounting firm shall disclose to Company only whether the royalty reports are correct or incorrect and the specific details and amount of any discrepancy. No other information shall be provided to Company without the prior consent of the Merck unless disclosure is required by applicable laws, rules or regulations or by judicial or administrative process.

7.7.2

If such accounting firm correctly identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within [***] days of the date Company delivers to Merck such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by Company, unless the inspection discloses an underpayment by Merck of the greater of $[***] or [***] of the amount due for any period covered by the inspection, whereupon all costs relating to the inspection for such period shall be paid promptly by Merck. If such accounting firm identifies an overpayment by Merck during such period, then such overpayment shall be withheld from a next payment due from Merck to Company.

7.7.3

Merck shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Merck, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Company’s independent accountant to the same extent required of Merck under this Agreement.

7.7.4

Upon the expiration of [***] following the end of any Calendar Year, the calculation of royalties payable with respect to such Calendar Year shall be binding and conclusive upon Company, and Merck and its Related Parties shall be released from any liability or accountability with respect to royalties for such Calendar Year.

7.7.5

Company shall treat all financial information subject to review under this Section 7.7 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Merck and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

7.8

Payment Exchange Rate. All payments to be made by Merck to Company under this Agreement shall be made in United States dollars and may be paid by check made to the order of Company or bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Company from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States dollars due Company shall be made at the monthly rate of exchange utilized by Merck in its worldwide accounting system as applied to its external reporting.

7.9

Withholding. Except as otherwise provided in this Section 7.9, each Party shall be responsible for all income and other taxes imposed upon any payments made to it pursuant to this Agreement (“Agreement Payments”). Prior to making any Agreement Payments, Merck will request from Company any documents reasonably required to reduce or eliminate any obligation to withhold or deduct amounts for taxes from the Agreement Payments due to Company. If applicable laws, rules or regulations require withholding of taxes, Merck shall remit such withholding taxes to the appropriate governmental authority, shall subtract the amount thereof from the Agreement Payments, and shall promptly submit to Company appropriate proof of payment of the withheld Taxes as well as the official receipts. Merck shall provide Company reasonable assistance in order to allow Company to obtain the benefit of any present or future treaty against double taxation which may apply to the Agreement Payments. [***]

7.10	[***]

ARTICLE 8     REPRESENTATIONS AND WARRANTIES

8.1	Representations and Warranties of Each Party. Each Party represents and warrants to the other Party that as of the Effective Date:

8.1.1

such Party is duly organized and validly existing under the laws of the state or jurisdiction of its organization and has full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder;

8.1.2

the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate actions of such Party. This Agreement has been duly executed by such Party. This Agreement and any other documents contemplated hereby constitute valid and legally binding obligations of such Party enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors; and

8.1.3

the execution, delivery and performance by such Party of this Agreement and any other agreements and instruments contemplated hereunder will not (i) in any respect violate any statute, regulation, judgment, order, decree or other restriction of any governmental authority to which such Party is subject, (ii) violate any provision of the corporate charter, by-laws or other organizational documents of such Party, or (iii) constitute a material violation or breach by such Party of any provision of any material contract, agreement or instrument to which such Party is a party or to which such Party may be subject although not a party.

8.2	Company Representations and Warranties. Company represents and warrants to Merck that as of the Effective Date:

8.2.1	all issued patents within the Company Background IP are in full force and effect, and, to the best of Company’s knowledge, exist and are not invalid or unenforceable, in whole or in part;

8.2.2

it has the full right, power and authority to enter into this Agreement, to perform the activities contemplated as of the Effective Date to be performed by or on behalf of Company hereunder, including the Research Programs, and to grant the licenses granted by Company hereunder (including under Article 3);

8.2.3

it (and its Affiliates) has not prior to the Effective Date (i) assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Patent Rights within the Company Background IP or (ii) otherwise granted any rights under the Company Background IP to any Third Parties, in each case ((i) and (ii)) that would conflict with the rights granted to Merck hereunder;

8.2.4

it is the sole and exclusive owner of, or has a sublicensable exclusive license to, the Company Background IP, all of which are free and clear of any liens, charges and encumbrances (other than the terms of any agreement pursuant to which such Company Background IP is licensed to Company);

8.2.5

to the best of Company’s knowledge, the exercise of the licenses granted by Company to Merck under this Agreement under the Company Background IP do not infringe any intellectual property rights owned or possessed by any Third Party;

8.2.6

there are no claims, judgments or settlements against or owed by Company (or any of its Affiliates) and, to the best of Company’s knowledge, no pending or threatened claims or litigation relating to Company Background IP;

8.2.7

to the best of Company’s knowledge, Company has disclosed to Merck all reasonably relevant information controlled by Company regarding (i) CAR-NK Cells and Licensed Products or (ii) Company Background IP, including (a) any license agreements related to such Company Background IP, CAR-NK Cells and Licensed Products and (b) safety or efficacy information related to the CAR-NK Cells and Licensed Products;

8.2.8	Company has disclosed to Merck the existence of any patent opinions related to the Patent Rights within Company Background IP;

8.2.9

neither Company nor any of its Affiliates has received any written notification from a Third Party that the Company’s research, development, manufacture, use, sale or import of Collaboration Candidates or Licensed Products prior to the Effective Date infringes or misappropriates the Patent Rights or know-how owned or controlled by such Third Party, and Company has no knowledge that a Third Party has any basis for any such claim;

8.2.10

to the best of Company’s knowledge, Company has complied with all existing country-specific laws and regulations involving inventor remuneration associated with the Patent Rights within Company Background IP;

8.2.11

Schedule 8.2.11 sets forth a true, correct and complete list of the Patent Rights within Company Background IP existing as of the Effective Date and such schedule contains all application numbers and filing dates, registration numbers and dates, jurisdictions and owners;

8.2.12

Company has disclosed to Merck all material information and data and all material correspondences to/from any Regulatory Authority, in each case related to the Research Programs and/or any CAR-NK Cells or Licensed Products, regardless of whether such data and information would have a positive, negative or neutral impact on the potential commercial, scientific or strategic value or attractiveness of the Research Programs, any CAR-NK Cells or Licensed Products;

8.2.13

Company has obtained all necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by it as of the Effective Date, as applicable, in connection with the execution, delivery and performance of this Agreement;

8.2.14

Company (and its Affiliates) has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any Person debarred under United States law, including under Section 21 USC 335a or any foreign equivalent thereof, with respect to the CAR-NK Cells or Licensed Products or otherwise in performing any portion of the Research Programs;

8.2.15

all research and development (including non-clinical studies and Clinical Trials) of the CAR-NK Cells (including CAR-NK Cells directed to other targets in Company’s other pipeline programs) conducted by or on behalf of Company prior to the Effective Date has been conducted in material compliance with all Applicable Laws;

8.2.16

except for the Company Third Party License Agreements, there are no agreements (including any licenses), written or oral, granting any licenses or other rights to (or from) Company (or any of its Affiliates) relating to the CAR-NK Cells or Licensed Products;

8.2.17

with respect to each Company Third Party License Agreement, (i) it is in full force and effect; (ii) neither Company nor any of its Affiliates is in breach thereof; (iii) neither Company nor any of its Affiliates has received any notice of breach or notice of threatened breach thereof; and (iv) neither Company nor any of its Affiliates has received any notice from the counterparty to such Company Third Party License Agreement of intent to reduce the scope of the field thereof or render any of the licenses thereunder non-exclusive, and no event, act or omission has occurred which could give rise to the right of the counterparty to such Company Third Party License to reduce the scope of the field thereof or render any of the licenses thereunder non-exclusive; and

8.2.18

to the best of Company’s knowledge, all information and data provided by or on behalf of Company to Merck on or before the Effective Date in contemplation of this Agreement was and is true and accurate and complete in all material respects, and Company has not disclosed, failed to disclose, or cause to be disclosed, any information or data that would reasonably be expected to cause the information and data that has been disclosed by Company to Merck to be misleading in any material respect.

8.3

Company Third Party License Agreements Representations, Warranties and Covenants. Company represents and warrants to Merck that it has provided to Merck as of the Effective Date a true, correct and complete copy of each of the Company’s executed license agreements (or any other agreements alike) with Third Parties that are relevant to the Research Programs as set forth on Schedule 8.3 (each, a “Company Third Party License Agreement”), and each such copy includes any and all amendments, restatements, side letters, and other modifications thereto, as each such Company Third Party License Agreement is in effect as of the Effective Date. Company further covenants and agrees that during the Term: (a) it shall satisfy all of its obligations under (including making all payments), and take all steps to maintain in full force and effect, each of the Company Third Party License Agreements; (b) it will not assign (except an assignment to a party to which this Agreement has been assigned as permitted under Section 12.3), amend, restate, amend and restate, terminate in whole or in part, or otherwise modify any of the Company Third Party License Agreements in a manner that would reduce, limit, or otherwise adversely impact the rights granted to Merck under this Agreement without the prior written consent of Merck; (c) it will provide Merck with prompt notice of any claim of a breach under any of the Company Third Party License Agreements or notice of termination of any of the Company Third Party License Agreements, made by either Company or the counterparty to such Company Third Party License Agreement (or any party acting on behalf of such counterparty); and (d) it will promptly send to Merck copies of all other material correspondence to or from the counterparty to such Company Third Party License Agreement related to such Company Third Party License Agreement that may reasonably be expected to have an adverse or other material impact on the rights granted to Merck under this Agreement. For the purposes of clarity, Company (and not Merck) shall be responsible for all of the financial and other obligations of Company (and/or any of its Affiliates) under any of the Company Third Party License Agreements, including any and all financial obligations thereunder with respect to Net Sales of Merck and its Related Parties. Merck shall have the right, in its sole discretion, to terminate this Agreement immediately upon written notice to Company pursuant to Section 11.3, in the event that Company is in breach of this Section 8.3.

ARTICLE 9 PATENT PROVISIONS.

9.1	Filing, Prosecution and Maintenance of Patents.

9.1.1

Collaboration Candidate IP and Antibody Binder IP. Merck shall have (a) the sole right to file, prosecute, and maintain patent applications claiming Antibody Binder IP [***] and (b) the first right to file patent applications claiming Collaboration Candidate IP. Company shall promptly disclose to Merck in writing the conception, creation or discovery of such Collaboration Candidate IP and Antibody Binder IP to which one or more patent applications may be filed. Merck shall give Company an opportunity to review the text of any patent application claiming Collaboration Candidate IP before filing, shall consult with Company with respect thereto, and shall supply Company with a copy of the application as filed, together with notice of its filing date and serial number. Merck has the first right to prosecute and maintain in the Territory, upon appropriate consultation with Company, Patent Rights within Collaboration Candidate IP. Merck shall keep Company advised of the status of such Collaboration Candidate IP patent matters, including, without limitation[***] by providing Company copies of any documents received by Merck from such patent offices. Merck shall promptly give notice to Company of the grant, lapse, revocation, surrender, invalidation or abandonment of any Patent Rights within Collaboration Candidate IP. Merck shall give notice to Company of any desire to cease prosecution and/or maintenance of Patent Rights within Collaboration Candidate IP on a country-by-country basis in the Territory and, in such case, shall permit Company [***], in its sole discretion, to continue prosecution or maintenance of such Patent Rights at its own expense[***].

9.1.2

Platform IP. Company shall have the (a) sole right to file patent applications claiming Platform IP owned solely by Company or GCLC and (b) first right to file patent applications claiming Platform IP owned [***] jointly by Parties [***] Company shall give Merck an opportunity to review the text of any patent application described in subsection (b) before filing, shall consult with Merck with respect thereto, and shall supply Merck with a copy of the application as filed, together with notice of its filing date and serial number. Company has the first right to prosecute and maintain in the Territory, upon appropriate consultation with Merck, Patent Rights within Platform IP described in subsection (b). Company shall keep Merck advised of the status of such Patent Rights, including, without limitation, by providing Merck the opportunity to review [***] any documents that will be filed in any patent office, and by providing Merck copies of any documents received by Company [***] from such patent offices. Company shall promptly give notice to Merck of the grant, lapse, revocation, surrender, invalidation or abandonment of any Patent Rights within such Platform IP. Company shall give notice to Merck of any desire to not file applications claiming Platform IP or to cease prosecution or maintenance of any Patent Rights within such Platform IP on a country-by-country basis in the Territory and, in such case, shall permit Merck, in its sole discretion, to continue prosecution or maintenance of such Patent Rights at its own expense[***].

9.1.3

Other Collaboration IP. Merck shall have the first right to file patent applications claiming Other Collaboration IP. Company shall promptly disclose to Merck in writing the conception, creation or discovery of such Other Collaboration IP to which one or more patent applications may be filed. Merck shall give Company an opportunity to review the text of any patent application claiming Other Collaboration IP before filing, shall consult with Company with respect thereto, and shall supply Company with a copy of the application as filed, together with notice of its filing date and serial number. Merck has the first right to prosecute and maintain in the Territory, upon appropriate consultation with Company, Patent Rights within Other Collaboration IP. Merck shall keep Company advised of the status of such Other Collaboration IP patent matters, including, without limitation, [***] by providing Company copies of any documents received by Merck from such patent offices. Merck shall promptly give notice to Company of the grant, lapse, revocation, surrender, invalidation or abandonment of any Patent Rights within Other Collaboration IP. Merck shall give notice to Company of any desire to cease prosecution and/or maintenance of Patent Rights within Other Collaboration IP on a country-by-country basis in the Territory and, in such case, shall permit Company [***] in its sole discretion, to continue prosecution or maintenance of such Patent Rights at its own expense[***].

9.1.4

Patent Term Extension. The Parties shall cooperate fully with each other to provide necessary information and assistance, as the other Party may reasonably request, in obtaining patent term extension or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Patent Rights claiming or covering Collaboration Information and Inventions. In the event that elections with respect to obtaining such patent term extension are to be made, Merck shall have the right to make the election [***], and Company agrees to abide by such election[***].

9.1.5

Other Cooperation. The Parties agree to cooperate fully and provide any information and assistance that either may reasonably request for the filing, prosecution and maintenance of Patent Rights claiming or covering Collaboration Information and Inventions. The Parties further agree to take reasonable actions to maximize the protections available under the safe harbor provisions of 35 U.S.C. 102(c) for U.S. patents and patent applications.

9.1.6

Filing, Prosecution and Maintenance Expenses. With respect to all filing, prosecution and maintenance activities under this Section 9.1, the filing and/or prosecuting Party shall be responsible for payment of all costs and expenses related to such activities.

9.1.7

Inventor Remuneration. [***] shall comply with all applicable country-specific inventor remuneration laws and regulations when such inventor remuneration obligations are triggered by an employee of the [***], or a Third Party acting on behalf of the [***].

9.2	Interference, Derivation, Opposition, Reexamination, Reissue, Supplemental Examination, Inter Partes Review and Post-Grant Review Proceedings.

9.2.1

Third Party Initiated Proceedings. Each Party shall, within [***] days of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, derivation proceeding, opposition, reexamination requested by a Third Party, inter partes review, post-grant review or similar contested administrative proceeding involving a Third Party relating to Patent Rights claiming or reciting Collaboration Information and Inventions. Merck and Company shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. Merck shall have the first right to control such proceedings with respect to Collaboration Candidate IP, Antibody Binder IP and Other Collaboration IP, and Company shall have the right to review [***] any submission to be made [***]. Company shall have the first right to control such proceedings with respect to Platform IP, and Merck shall have the right to review [***] any submission to be made [***].

9.2.2	Party Initiated Proceedings.

(a)

Merck shall have the (i) sole right to initiate a reexamination, supplemental examination, reissue or similar administrative proceeding concerning Patent Rights within Antibody Binder IP and (ii) first right to initiate a reexamination, supplemental examination, reissue or similar administrative proceeding concerning Patent Rights within Collaboration Candidate IP and Other Collaboration IP. Merck and Company shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding concerning Patent Rights within Collaboration Candidate IP or Other Collaboration IP. Merck shall have the first right to control such proceedings concerning Patent Rights within Collaboration Candidate IP or Other Collaboration IP, and Company shall have the right to review [***] any submission to be made [***]. If there is disagreement regarding whether a proceeding under this Section 9.2.2(a) should be initiated, such disagreement shall be referred to the senior intellectual property officers of the Parties. In the event that these two executives do not, after reasonable efforts, reach agreement, the resolution and/or course of conduct shall be determined by Merck. In the event that Merck chooses not to initiate a proceeding concerning Patent Rights within Collaboration Candidate IP or Other Collaboration IP under this Section 9.2.2(a), and upon Merck’s written consent, Company [***] shall have the right to initiate and control such proceedings. [***]

(b)

Company shall have the (i) sole right to initiate a reexamination, supplemental examination, reissue or similar administrative proceeding concerning Patent Rights within Platform IP owned solely by Company or GCLC and (ii) first right to initiate a reexamination, supplemental examination, reissue or similar administrative proceeding concerning Patent Rights within Platform IP owned jointly by the Parties [***]. Company and Merck shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding described in subsection (ii). Company shall have the first right to control such proceedings, and Merck shall have the right to review [***] any submission [***]. If there is disagreement regarding whether a proceeding under this Section 9.2.2(b) should be initiated, such disagreement shall be referred to the senior intellectual property officers of the Parties. In the event that these two executives do not, after reasonable efforts, reach agreement, the resolution and/or course of conduct shall be determined by Company. In the event that Company chooses not to initiate a proceeding concerning Patent Rights within Platform IP owned jointly by the Parties [***] under this Section 9.2.2(b), and upon Company’s written consent, Merck shall have the right to initiate and control such proceedings. In such cases, Company shall have the right to review [***]. If Merck initiates and controls such proceedings, but decides to cease such proceedings, Merck shall give notice to Company [***].

9.2.3

Cooperation. In connection with any administrative proceeding under Section 9.2.1 or 9.2.2, Merck and Company shall cooperate fully and provide each other with any information or assistance that either may reasonably request. The Parties shall keep each other informed of developments in any such action or proceeding, including the status of any settlement negotiations and the terms of any offer related thereto.    For any proceeding [***] not controlled by Merck, Company shall obtain prior approval from Merck of any settlement offer or settlement agreement.

9.2.4	Expenses. The Party controlling any administrative proceeding pursuant to Section 9.2.1 and 9.2.2 shall bear all expenses related thereto.

9.3	Enforcement and Defense.

9.3.1

The Parties shall give notice to each other of (i) any infringement of Patent Rights covering Collaboration Information and Inventions or (ii) any infringement, misappropriation or misuse of Collaboration Information and Inventions, or Company Background IP, that may come to its attention. Merck and Company shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action by either or both Merck and Company, to terminate any such infringement, misappropriation or misuse.

(a)

Merck, upon notice to Company, shall have (i) the sole right to initiate and prosecute such legal action at its own expense and in the name of Merck and/or Company, or to control the defense of any declaratory judgment action, in each case to the extent concerning Patent Rights within Antibody Binder IP and (ii) the first right to initiate and prosecute such legal action at its own expense and in the name of Merck and/or Company, or to control the defense of any declaratory judgment action, in each case to the extent concerning Patent Rights within Collaboration Candidate IP and Other Collaboration IP.

(b)

Company, upon notice to Merck, shall have the (i) sole right to initiate and prosecute such legal action at its own expense and in the name of Company, or to control the defense of any declaratory judgment action, in each case concerning Patent Rights within Company Background IP and Platform IP owned solely by Company, and (ii) first right to initiate and prosecute such legal action at its own expense and in the name of Company, and if necessary, Merck, or to control the defense of any declaratory judgment action, in each case concerning Patent Rights within Platform IP owned jointly by the Parties [***].

(c)	Each Party shall have the right to be represented by counsel of its own choice.

9.3.2

Merck shall promptly inform Company if it elects not to exercise its first right under Section 9.3.1(a) to initiate and prosecute legal action concerning Patent Rights within Collaboration Candidate IP, Other Collaboration IP [***] and Company shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of Company and, if necessary, Merck. Company shall promptly inform Merck if it elects not to exercise its first right under Section 9.3.1(b) to initiate and prosecute legal action concerning Patent Rights within Platform IP owned jointly by the [***] and Merck shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of Merck and/or Company. The costs of any agreed-upon course of action to terminate such infringement, misappropriation or misuse, including the costs of any legal action commenced or the defense of any declaratory judgment, shall be paid by the initiating Party. Each Party shall have the right to be represented by counsel of its own choice.

9.3.3

For any action under Section 9.3.1 or 9.3.2, in the event that a Party is unable to initiate or prosecute such action solely in its own name, the other Party will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for the Party to initiate litigation to prosecute and maintain such action under this Section 9.3. In connection with any action or potential action, Merck and Company will cooperate fully and will provide each other with any information or assistance that either may reasonably request, including cooperating with regard to any pre-litigation review. Each Party shall keep the other informed of developments in any action or proceeding. For any proceeding [***] not controlled by Merck, Company shall obtain prior approval from Merck of any settlement offer or settlement agreement. [***]

9.3.4

Any recovery obtained by either or both Merck and Company in connection with or as a result of any action contemplated by this Section, whether by settlement or otherwise, shall be shared in order as follows:

(a)	[***].

9.3.5

Company shall inform Merck of any certification regarding any Patent Rights within Collaboration Candidate IP or Antibody Binder IP it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV), or its successor provisions or any similar provisions in a country in the Territory other than the United States, and shall provide a copy of such certification within five (5) days of receipt. Merck has the first right to initiate and prosecute any legal action as a result of such certification; provided, however, that Merck shall inform Company of such decision to initiate such action within [***] days of receipt of the certification, after which time Company shall have the right to initiate and prosecute such action. Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the appropriate course of conduct for such action. The non-initiating Party shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action. Company’s and Merck’s rights and obligations with respect to the prosecution of any legal action as a result of such certification and any recovery obtained as a result of such legal action shall be as defined in Sections 9.3.3 and 9.3.4.

9.3.6

Company shall promptly inform Merck of any matter of which it becomes aware concerning the submission of an application to the United States Food and Drug Administration under Section 351(k) of the U.S. Public Health Services Act (42 U.S.C. §262(k)), or to a similar agency under any similar provisions in a country in the Territory, seeking approval of a biosimilar or interchangeable biological product with regard to which Merck is a reference product sponsor involving the Marketing Authorization for a Licensed Product held by Merck or its Related Party (“Biosimilar Application”). Company shall provide Merck with the unopened Biosimilar Application within [***] Business Days of receipt. Company shall review the Biosimilar Application to the extent necessary to determine to whose attention at Merck it needs to be directed. Company shall use reasonable efforts to not open any sealed contents, if any, within the envelope containing the Biosimilar Application. If Company does open the sealed contents of any Biosimilar Application, or if the Biosimilar Application is not contained within a sealed envelope inside the delivery packaging, Company shall (a) not substantively review the Biosimilar Application, (b) so notify Merck, and (c) cooperate with Merck to obtain the relevant applicant’s consent to forward the Biosimilar Application to Merck. Merck shall choose the recipients of information under 42 U.S.C. §262 (l)(1)(B)(ii).

ARTICLE 10     INDEMNIFICATION

10.1

Indemnification by Merck. Merck hereby agrees to defend, indemnify, and hold harmless Company and its Affiliates and their respective directors, officers, employees, and agents (each, a “Company Indemnitee”) from and against any and all liabilities, expenses, and losses, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) incurred by any Company Indemnitee as a result of any claim, demand, action, or other proceeding (each, a “Claim”) by any Third Party to the extent such Losses arise out of:

10.1.1

the Research and development, use, manufacture, commercialization, or other disposition of any Collaboration Candidate or Licensed Product by or on behalf of Merck or any Related Party (excluding by Company under this Agreement);

10.1.2	the negligence or willful misconduct of any Merck Indemnitee or Related Party; or

10.1.3	the breach by Merck of any warranty, representation, covenant, or agreement made by Merck in this Agreement;

except, in each case (Section 10.1.1-10.1.3) to the extent such Losses arise out of any activities set forth in Sections 10.2.1-10.2.2 for which Company is obligated to indemnify any Merck Indemnitee under Section 10.2.

10.2

Indemnification by Company. Company hereby agrees to defend, indemnify, and hold harmless Merck and its Affiliates and their respective directors, officers, employees, and agents (each, a “Merck Indemnitee”) from and against any and all Losses incurred by Merck Indemnitee as a result of any Claim by any Third Party to the extent such Losses arise out of:

10.2.1	the negligence or willful misconduct of any Company Indemnitee or any sublicensee of Company or any of its Affiliates of any intellectual property licensed by Merck to Company hereunder; or

10.2.2	the breach by Company of any warranty, representation, covenant, or agreement made by Company in this Agreement;

except, in each case (Section 10.2.1-10.2.2) to the extent such Losses arise out of any activities set forth in Sections 10.1.1-10.1.3 for which Merck is obligated to indemnify any Company Indemnitee under Section 10.1.

10.3	Procedure.

10.3.1

The Party claiming indemnity under this Article 10 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim, provided, that the failure or delay by an Indemnified Party to give such notice of a Claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been prejudiced as a result of such failure or delay to give such notice.

10.3.2

The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choice at its own expense; provided, however, that the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice.

10.3.3

The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned, or delayed, unless the settlement involves only the payment of money, no admission of wrong-doing or fault by the Indemnified Party, and no restriction on the future actions or activities of the Indemnified Party. The Indemnified Party shall not settle such Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned, or delayed.

10.3.4

If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (i) the Indemnified Party may defend against and consent to the entry of any judgment, or enter into any settlement with respect to, the Claim in any manner the Indemnified Party may deem reasonably appropriate so long as the settlement involves only the payment of money, no admission of wrong-doing or fault by the Indemnifying Party, and no restriction on the future actions or activities of the Indemnifying Party, and (ii) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 10.

ARTICLE 11    TERM AND TERMINATION

11.1

Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 11.2 or 11.3, shall continue in full force and effect until all payment obligations under Article 7 have been made by Merck or otherwise expired for all Licensed Products in the Territory (the “Term”). Upon expiration (but not early termination) of this Agreement and provided that all payments hereunder have been made, Merck’s licenses pursuant to Section 3.1 shall become fully paid-up, perpetual licenses.

11.2	Termination by Merck other than for Cause.

11.2.1

Termination by Merck. Notwithstanding anything contained herein to the contrary, Merck shall have the right to terminate this Agreement (i) in its entirety or (ii) for a given Collaboration Target, at any time in its sole discretion by giving [***] days’ advance written notice to Company. For the avoidance of doubt, termination by Merck under this Section can be effected only through a written notice specifically referring to this Section 11.2.

11.2.2	Effect of Termination by Merck.

(a)

No later than [***] days after the effective date of such termination, each Party shall return or cause to be returned to the other Party, or destroy, as determined by the other Party, all Information in tangible form received from the other Party and all copies thereof; provided, however, that each Party may retain any Information reasonably necessary for such Party’s continued practice under any license(s) which do not terminate pursuant to this Section 11.2, and may keep one copy of Information received from the other Party in its confidential files for record purposes or to demonstrate compliance with its obligations, or assert its rights, under this Agreement; and further, provided, that a Party shall not be required to erase electronic files created in the ordinary course of business during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information so long as such electronic files are (i) maintained only on centralized storage servers (and not on personal computers or devices), (ii) not accessible by any of its personnel (other than its information technology specialists), and (iii) are not otherwise accessed subsequently except with the written consent of the other Party or as required by law or legal process. Such retained copies of Information shall remain subject to the confidentiality and non-use obligations herein.

(b)

In the event of termination of this Agreement under this Section 11.2: (i) each Party shall pay all amounts then due and owing as of the termination date; (ii) except for the surviving provisions set forth in Section 11.4 and otherwise set forth in this Section 11.2.2, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination; (iii) the license granted by Company to Merck under Section 3.1.1 shall become a perpetual, exclusive license and further, [***]; and (iv) subject to the license grant in forgoing clause (iii), Section 2.12.3 will survive such termination.

(c)

In the event of termination of this Agreement with respect to a given Collaboration Target, the provisions of Section 11.2.2(b) shall apply solely with respect to such terminated Collaboration Target. Upon the effective date of termination, such terminated Collaboration Target (a “Terminated Target”) shall automatically cease to be a Collaboration Target for all purposes of this Agreement and Merck shall cease, and cause its Related Parties to cease, all Research, development, manufacture, and commercialization activities with respect to Collaboration Candidates and Licensed Products directed to such Terminated Target. For the avoidance of doubt, all provisions of this Agreement shall remain in effect with respect to any Collaboration Target(s) that is not a Terminated Target (and Collaboration Candidates and Licensed Products directed to such Collaboration Target(s)).

11.3	Termination for Cause.

11.3.1	Cause for Termination. This Agreement may be terminated at any time during the Term:

(a)

upon written notice by either Party if the other Party is in breach of its material obligations hereunder and has not cured such breach within [***] days ([***] days in the case of a breach of any payment obligations hereunder) after notice requesting cure of the breach; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the aforementioned cure period shall be tolled until such time as the dispute is resolved pursuant to Section 12.8; or

(b)	by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] days after the filing thereof.

11.3.2	Effect of Termination for Cause.

(a)

Except for the surviving provisions set forth in Section 11.4 and otherwise set forth in this Section 11.3, the rights and obligations of the Parties hereunder (including the licenses granted to a Party by the other Party hereunder) shall terminate as of the date of a termination under Section 11.3.

(b)

No later than [***] days after the effective date of termination under this Section 11.3, each Party shall return or cause to be returned to the other Party (or destroy, as determined by the other Party) all Information in tangible form received from the other Party and all copies thereof; provided, however, that each Party may keep one copy of Information received from the other Party in its confidential files for record purposes or to demonstrate compliance with its obligations, or assert its rights, under this Agreement; and further, provided, that a Party shall not be required to erase electronic files created in the ordinary course of business during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information so long as such electronic files are (i) maintained only on centralized storage servers (and not on personal computers or devices), (ii) not accessible by any of its personnel (other than its information technology specialists), and (iii) are not otherwise accessed subsequently except with the written consent of the other Party or as required by law or legal process. Such retained copies of Information shall remain subject to the confidentiality and non-use obligations herein.

(c)

If Merck terminates this Agreement under Section 11.3.1(a) [***]: (A) where Merck wishes to continue the development and/or commercialization of a Licensed Product, then (i) Merck’s licenses pursuant to Sections 3.1.1 through 3.1.5 shall survive, (ii) Merck shall remain responsible for the payment obligations under Sections 7.4 and 7.5.1; wherein any remaining amounts payable by Merck under each such Section following termination shall be reduced by [***] for the purposes of this paragraph, and (iii) in addition to the provisions of this Agreement that survive in accordance with Section 11.4, Sections 3.1.6, 3.5, 7.6, 7.7, 7.8, 7.9, 7.10,11.1, 11.2, 11.3 and 11.4 shall survive such termination. [***] or (B) where Merck elects not to continue the development or commercialization of a Licensed Product, Merck’s licenses under Sections 3.1.1 and 3.1.4 shall survive such termination and Merck shall be entitled to any other remedies it may have under this Agreement or otherwise.

(d)

If Company terminates this Agreement under Section 11.3.1(a) [***]: (i) the license granted by Company to Merck under Section 3.1.1 shall become a perpetual, exclusive license; (ii) Merck’s licenses pursuant to Section 3.1.2 through 3.1.5 shall terminate; and (iii) [***].

(e)

If Company terminates this Agreement under Section 11.3.1(a) [***], Merck and its Affiliates, sublicensees and distributors shall be entitled, during the [***] after the effective date of such termination, to finish any work-in-progress and to sell any Collaboration Candidates or Licensed Products remaining in inventory. For any Collaboration Candidates or Licensed Products sold by Merck and its Affiliates, sublicensees and distributors after the effective date of a termination, Merck shall continue to pay any payments due pursuant to Sections 7.4 and 7.5.

(f)

If Merck has the right to terminate this Agreement pursuant to Section 11.3.1(b) due to the rejection of this Agreement by or on behalf of Company under Section 365 of the United States Bankruptcy Code (the “Code”), but elects to maintain this Agreement in effect and not to terminate it, all licenses and rights to licenses granted under or pursuant to this Agreement by Company to Merck are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that Merck, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against Company under the Code, Merck shall be entitled to a complete duplicate of or complete access to, any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Merck (i) upon any such commencement of a bankruptcy proceeding upon written request therefore by Merck, unless Company elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Company upon written request therefore by Merck. The foregoing provisions of Section 11.3.2(e) are without prejudice to any rights Merck may have arising under the Code or other applicable law.

11.4

Effect of Expiration or Termination; Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for Licensed Product(s) sold prior to such expiration or termination. The provisions of Article 6 shall survive the expiration or termination of this Agreement and shall continue in effect for [***] years. In addition, the provisions of Article 1, Article 8, Article 9, Article 10 and Article 12, and Sections 2.12.1, 2.12.3, 3.3, 11.1 (second sentence only), 11.2.2, 11.3.2, and 11.4 shall survive any expiration or termination of this Agreement.

ARTICLE 12     MISCELLANEOUS

12.1	Compliance with Partnered Program Agreement. The Parties agree that Merck is an intended third-party beneficiary of the Partnered Program Agreement. [***]

12.2

Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, epidemics, or other acts of God, or acts, omissions or delays in acting by any governmental authority. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

12.3

Assignment. Except as provided in this Section 12.3, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that either Party may, without such consent, assign, in whole or in part, this Agreement and its rights and obligations hereunder (a) to an Affiliate or (b) in connection with the transfer or sale of all or substantially all of its assets related to the subject matter of this Agreement, or in the event of its merger or consolidation or change in control or similar transaction; provided further that in the event of any such transaction described in the foregoing (b) (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), the Patent Rights, Know-How, and other intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology for which rights have been granted under this Agreement. Any attempted assignment not in accordance with this Section 12.3 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

12.4	Use of Affiliates.

12.4.1

Each of Company and Merck shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate. For the purposes of this Section 12.4, each of GCLC and GCC shall be deemed an “Affiliate” of Company.

12.4.2

For purposes of this Section 12.4, a “Competing Pharma Change of Control” means a change of control in which a company or group of companies acting in concert to acquire the Company as of immediately prior to such change of control of the Company [***].

12.4.3

In the event there is a change of control of Company that is a Competing Pharma Change of Control, then Company shall provide written notice to Merck within [***] business days of the consummation of such Competing Pharma Change of Control, and Merck shall have the right, at Merck’s election, to implement some or all of the following revisions to this Agreement:

12.4.4	Merck may limit its obligations to provide Company royalty reports pursuant to Section 7.6 to [***]; and

12.4.5

Merck may require Company to adopt reasonable procedures [***] to prevent the disclosure of all confidential, unpublished intellectual property rights licensed by Merck to Company under this Agreement and other Information relating to a Collaboration Target, Information of Merck, and other information with respect to the development and commercialization of Collaboration Candidate and Licensed Product (collectively, “Sensitive Information”) beyond Company personnel having a need to know in order for Company to perform its obligations under this Agreement and to control the dissemination of Sensitive Information disclosed after the Competing Pharma Change of Control. The purposes of such procedures shall be to strictly limit such disclosures to only those personnel having a need to know Sensitive Information in order for Company to perform its obligations under this Agreement and to prohibit the use of Sensitive Information for competitive reasons against Merck and its Related Parties and Collaboration Candidates or Licensed Products, including the use of Sensitive Information for the development or commercialization of competing products.

12.5

Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.6

Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Company, to:	Artiva Biotherapeutics, Inc. 4747 Executive Drive, Suite 1150

San Diego, CA 92121 Attention: [***] Email: [***] with a copy (which shall not constitute notice) to: [***]

if to Merck, to:	Merck Sharp & Dohme Corp. [***] Attention: [***] Email: [***] with a copy (which shall not constitute notice) to:

Merck Sharp & Dohme Corp. [***] Attention: [***] and Merck Sharp & Dohme Corp. [***] Attention: [***]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail. The Parties hereby agree that, to the extent permitted by law, any notice provided in accordance with this Section shall constitute due service of process with respect to any legal proceeding between the Parties arising hereunder and that compliance with the Hague Convention for the Service of Process, if otherwise applicable, shall not be required.

12.7	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws or renvoi.

12.8	Dispute Resolution.

12.8.1	The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof (a

“Dispute”). Any Party shall give the other Party written notice of any Dispute not resolved in the normal course of business. Within [***] days from the date of delivery of such notice, the receiving Party shall submit to the other Party a written response. The notice and response shall include (A) a statement of that Party’s position and a summary of arguments supporting that position, and (B) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within [***] days from the date of delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. These executives shall have the authority to settle the Dispute and shall be at a higher level of management than the persons with direct responsibility for administration of this Agreement. All negotiations pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

12.8.2

If the Parties do not fully settle following the procedure in Section 12.8.1, and a Party wishes to pursue the matter, each dispute, controversy or claim arising from or related to this Agreement or the breach thereof that is not an “Excluded Claim” shall be brought in the federal court for the Southern District of New York, if federal jurisdiction is available, or, alternatively, in the state courts in New York County, New York. Each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such litigation in such courts, (b) any claim that any such litigation brought in any such court has been brought in an inconvenient forum, and (c) any claim that such court does not have jurisdiction with respect to such litigation. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.

12.8.3

The Parties agree that, in the event of a good faith dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if a court determines that such payments are not due.

12.8.4

As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) a decision by the JRCC or Merck within the proper scope of the JRCC’s or Merck’s authority pursuant to Section 2.8.1, or an issue concerning the integrity of data submitted to a regulatory agency, neither of which shall be arbitrable or justiciable in any forum; (b) the validity or infringement of a patent, trademark or copyright; or (c) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. Any action concerning Excluded Claims identified in clauses (b) and (c) of this Paragraph may be brought in any court having jurisdiction.

12.9	Limitation of Liability. EXCEPT FOR DAMAGES THAT (A) ARISE IN CONNECTION WITH A PARTY’S (I) WILLFUL MISCONDUCT OR FRAUD OR (II) [***],

NEITHER PARTY SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY, OR OTHERWISE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF PROFITS OR LOST SALE DAMAGES SUFFERED BY THE OTHER PARTY (OR ITS AFFILIATES), REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

12.10

Entire Agreement; Amendments. This Agreement, together with the Schedules and Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement (including that certain confidentiality agreement between the Parties dated as of [***]; provided that all “Confidential Information” disclosed or received under such confidentiality agreement shall be deemed “Confidential Information” under this Agreement and subject to the terms and conditions of this Agreement). The Schedules and Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.

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12.11

Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

12.12

Independent Contractors. It is expressly agreed that Company and Merck shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Company nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party. The Parties (and any successor, assignee, transferee, or Affiliate of a Party) shall not treat or report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes, without the prior written consent of the other Party.

12.13

Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise. No waiver shall be valid unless in writing and signed by the waiving Party.

12.14

Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

12.15

Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) the word “including” means “including, without limitation,” (d) the word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive, and (e) words using the singular shall include the plural, and vice versa. References to either Party include the successors and permitted assigns of that Party. This Agreement has been prepared in the English language and English shall control its interpretation.

12.16

Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day, then such notice or other action or omission shall be deemed to be required to be taken on the next occurring business day.

12.17

Counterparts. This Agreement may be signed in any number of counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original, but all of which shall constitute one and the same instrument. After facsimile or electronic transmission, the Parties agree to execute and exchange documents with original signatures.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Merck Sharp & Dohme Corp.	Artiva Biotherapeutics, Inc.

BY: /s/ Benjamin Thorner	BY: /s/ Fred Aslan

NAME: Benjamin Thorner TITLE: SVP & Head of BD&L, MRL	NAME: Fred Aslan TITLE: CEO

SCHEDULE 2.1.1

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SCHEDULE 2.2

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SCHEDULE 6.4

PRESS RELEASE

Artiva Biotherapeutics Announces Exclusive Worldwide Collaboration and License Agreement with Merck to Develop Candidate CAR-NK Cell Therapies

•	Collaboration utilizes Artiva’s proprietary off-the-shelf allogeneic NK cell and CAR technology platforms to develop up to three CAR-NK cell therapies targeting solid tumor-associated antigens

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Artiva to receive $30 million upfront payment for first two targets, R&D funding, up to $612 million in potential future development and commercial milestones per program, and royalties on any future worldwide product sales

•	Artiva to develop novel CAR-NK cell therapy candidates and transfer to Merck for clinical development and commercialization

SAN DIEGO, January 28, 2021 — Artiva Biotherapeutics, Inc., an oncology company focused on developing and commercializing primary allogeneic natural killer (NK) cell therapies to treat cancer, announced today that it has entered into an exclusive worldwide collaboration and license agreement with Merck, known as MSD outside the United States and Canada, to develop novel chimeric antigen receptor (CAR)-NK cell therapies targeting solid tumor-associated antigens. The collaboration will leverage Artiva’s off-the-shelf allogeneic NK cell manufacturing platform, along with its proprietary CAR-NK technology. The collaboration initially includes two CAR-NK programs with an option for a third, none of which are in Artiva’s current or planned pipeline. The agreement provides that Artiva will develop the CAR-NK programs through the first GMP manufacturing campaign and IND preparation, followed by transfer to Merck for clinical and commercial development.

Under the terms of the agreement, Artiva will receive a $30 million upfront payment for the first two programs and an additional $15 million payment if Merck exercises its option for a third program. Artiva is also eligible to receive future development and commercial milestones of up to $612 million per program and royalties are payable by Merck on worldwide sales of any product derived from the collaboration. Merck agreed to provide research funding to Artiva for each of the three programs under the collaboration.

“Our NK platform has been developed to be truly off-the-shelf and we believe it will be further validated by this exclusive collaboration with Merck, as we work together to bring cell therapies to all patients who may benefit,” said Dr. Peter Flynn, COO of Artiva. “This collaboration will combine Merck’s leading immuno-oncology expertise and capabilities with our highly scaled and optimized CAR-NK platform,” added Dr. Fred Aslan, CEO of Artiva.

“At Merck, we continue to explore new ways to transform the most innovative science into better therapies for patients who need them most,” said Dr. Nick Haining, Vice President, Head of Discovery Oncology and Immunology, Merck Research Laboratories. “We look forward to working with the team at Artiva with the hope of developing new NK cell-based treatments for cancer.”

Artiva’s targeted NK cell therapies leverage the innate anti-tumor biology and safety features of NK cells. The therapies are optimized for enhanced efficacy through CARs, therapeutic antibody combination therapy, and genetic engineering. The Merck CAR-NK collaboration programs will leverage Artiva’s novel NK-specific CAR costimulatory structures and highly scaled, proprietary NK cell manufacturing platform. Artiva’s manufacturing platform supports large-scale production and cryopreservation of off-the-shelf allogeneic NK cell therapies and proprietary CAR-NK and NK-specific gene-editing technologies to augment therapeutic activity.

About Artiva Biotherapeutics: Scaling NK Cell Therapy for Cancer

Artiva’s mission is to deliver to cancer patients highly effective cellular immunotherapies that are safe and immediately accessible. Artiva’s internal CAR-NK programs include AB-201, a novel HER2-specific CAR-NK cell therapy for the treatment of HER2+ solid tumors, and AB-202, a CD19-specific CAR-NK cell therapy for the treatment of B-cell malignancies, which is being developed under Artiva’s master license and option agreement with GC LabCell Corporation, with plans to enter clinical trials in 2021 and 2022, respectively. Artiva’s pipeline also includes AB-101, a universal NK cell therapy for use in combination with monoclonal antibodies or innate-cell engagers. The company is currently advancing AB-101 into clinical trials in combination with anti-CD20 monoclonal antibody therapy for the treatment of relapsed refractory B-cell lymphoma. Artiva’s NK cell platform incorporates cell expansion, activation, and engineering technology developed by the company’s corporate partner, GC LabCell, a member of the GC family of companies, one of the Republic of Korea’s leading biopharmaceutical groups. Artiva is headquartered in San Diego. For more info, please visit www.artivabio.com.

Media Contact: Jessica Yingling, Ph.D., Little Dog Communications, jessica@litldog.com, +1.858.344.8091

SCHEDULE 8.2.11

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SCHEDULE 8.3

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